                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           COOPER INDUSTRIES, INC.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                                                  [COOPER INDUSTRIES, INC. LOGO]

March 12, 1997

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Shareholders' Meeting in Houston, Texas on Tuesday, April 29, 1997 at 11:00 a.m. The meeting will be held in the Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas. Please note that this is a different meeting location than in the past few years.

The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of three directors.

The Board of Directors appreciates and encourages shareholder participation. Please take a moment now to sign, date and return your proxy in the envelope provided even if you plan on attending the meeting. Your vote is important.

Thank you for your continued support.

Sincerely,

/s/ H. JOHN RILEY, JR.

H. JOHN RILEY, JR.
Chairman, President and
Chief Executive Officer

                            COOPER INDUSTRIES, INC.
                                 P.O. BOX 4446
                              HOUSTON, TEXAS 77210
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME..........................11:00 a.m. on Tuesday, April 29, 1997.

PLACE.........................Texas Commerce Center Auditorium, 601 Travis
                              Street, Houston, Texas. Validated parking will be available.

ITEMS OF BUSINESS.............1. Election of three directors for the term expiring at the annual meeting of shareholders in 2000.

                              2. Consideration of any other matters properly
                                 coming before the meeting or any adjournment thereof.

RECORD DATE...................Holders of Common Stock of record at the close of business on March 3, 1997 are entitled to vote at the meeting.

FINANCIAL STATEMENTS..........The audited financial statements of the Company for the year ended December 31, 1996 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations are included as Appendix A to the Proxy Statement. A separate summary annual report of the Company for the year 1996 also accompanies this mailing.

IMPORTANT.....................In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                        By order of the Board of Directors:

                                        /s/ DIANE K. SCHUMACHER

                                        DIANE K. SCHUMACHER
                                        Senior Vice President, General Counsel
                                        and Secretary

Houston, Texas
March 12, 1997

                            COOPER INDUSTRIES, INC.
                                 MARCH 12, 1997

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 29, 1997

                VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cooper Industries, Inc. ("Cooper" or the "Company") for the annual meeting of shareholders to be held on April 29, 1997 and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 12, 1997.

     The Board of Directors ("Board") set the close of business on March 3, 1997 as the record date ("Record Date") for determining shareholders entitled to vote at the meeting. As of the Record Date, the Company had issued and outstanding 112,252,196 shares of Common Stock, which constituted the only outstanding securities entitled to vote.

     Each share of Common Stock has one vote. A majority of the issued and outstanding shares constitutes a quorum at the meeting. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting. Provided a quorum is present, the election of a director requires the affirmative vote of a majority of the shares properly voting on the election of directors.

     Shares may be voted at the meeting in person or by proxy. All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted as recommended by the Board. If any other business is brought before the meeting, the proxies will be voted in accordance with the judgment of the persons voting the proxies. A shareholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

     Cooper has adopted a confidential voting policy which provides that shareholder votes at Company shareholder meetings are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board that identifies the vote of a specific shareholder will be treated in accordance with this policy unless the shareholder elects not to have such vote kept confidential. In the event of a contested solicitation, the Company will attempt to agree with the opposing party on mutually acceptable confidentiality procedures that would apply to each party's solicitation. The Company's confidential voting policy shall not operate to impair free and voluntary communication between Cooper and its shareholders, including disclosure by shareholders of the nature of their votes.

     In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements also may be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in providing such services. In addition, Georgeson & Company Inc. has been engaged to solicit proxies at a fee of $16,000 plus out-of-pocket costs and expenses. Expenses of solicitation will be borne by the Company.

     If you are a participant in the Cooper Dividend Reinvestment and Stock Purchase Plan ("DRP"), shares of Cooper stock held in your DRP account are included on and may be voted through the proxy card accompanying this proxy statement. The DRP administrator, as the shareholder of record, may only vote the DRP shares for which it has received directions to vote from the DRP participants.

     For Cooper Employees: If you are a participant in the Cooper Savings Plans and/or Stock Ownership Plan ("CO-SAV"), the accompanying proxy card will include the number of equivalent shares credited to your account by The Chase Manhattan Bank, as Trustee for CO-SAV ("Trustee"). When your proxy card is returned properly signed, it will serve as direction to the Trustee to vote the shares held in CO-SAV for your account in accordance with your directions. If you return a proxy card properly signed, but do not indicate your voting preference, the shares represented by your proxy card will be voted as recommended by the Board. The shares of Common Stock credited to participants' accounts for which no directions are received ("Uninstructed Shares") and shares of Common Stock not yet allocated to participants' accounts ("Unallocated Shares"), will be voted by the Trustee in the same proportion (for/against) as the shares of Common Stock for which instructions are received from CO-SAV participants. Properly signed proxy cards from CO-SAV participants will serve as a direction to the Trustee to vote all of the Uninstructed Shares and the Unallocated Shares in the same manner as indicated by CO-SAV participants. If you fail to return a proxy card properly signed, the equivalent shares of Common Stock credited to your account will then be voted by the Trustee in the same proportion as the shares for which instructions were received from other CO-SAV participants.

     The Company knows of no person who was the beneficial owner as of the Record Date of more than five percent of the outstanding shares of any class of voting securities, other than the following, which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission:

                                                                                                              AMOUNT AND
                                                                                                              NATURE OF
                                                                                   NAME AND ADDRESS OF        BENEFICIAL   PERCENT
                              TITLE OF CLASS                                         BENEFICIAL OWNER         OWNERSHIP    OF CLASS
                              --------------                                       -------------------        ----------   --------
Common Stock...............................................................   J.P. Morgan & Co. Incorporated  7,715,731(1)    6.9%
                                                                              60 Wall Street
                                                                              New York, New York 10260

Common Stock...............................................................   FMR Corp.                       7,653,045(2)    6.8%
                                                                              Edward C. Johnson 3d
                                                                              (Chairman of FMR Corp.)
                                                                              Abigail P. Johnson
                                                                              (Director of FMR Corp.)
                                                                              82 Devonshire Street
                                                                              Boston, Massachusetts 02109

---------------

(1) Shares are held by J.P. Morgan & Co. Incorporated directly or through its affiliates, Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank.

(2) Shares are held by FMR Corp. directly or through its affiliates, Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited. The Johnson family forms a controlling group with respect to FMR Corp.

     In addition, The Chase Manhattan Bank, as Trustee of CO-SAV, holds of record 6,330,421 shares of Cooper Common Stock, which is 5.6% of the outstanding shares of Common Stock. The CO-SAV participants have voting rights with respect to all such shares.

                             ELECTION OF DIRECTORS

     The authorized number of directors is 10, divided into three classes, one having four members and two classes having three members each. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.

     The Board of Directors has nominated three persons for election as directors in the class whose term will expire in April 2000, or when their successors are elected and qualified. The nominees are: Clifford J. Grum, Sir Ralph H. Robins and James R. Wilson. Mr. Grum and Sir Ralph are directors and members of the class whose term expires at the meeting. Mr. Wilson has been nominated by the Board's Committee on Nominations and Corporate Governance to replace A. Thomas Young, who is retiring from the Board when his term as a director expires on April 29, 1997.

     If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board may nominate. Certain information with respect to the persons nominated as directors and the current directors who will continue as directors after the Annual Meeting is set forth below.

                      NOMINEES FOR TERMS EXPIRING IN 2000

------------------------------
CLIFFORD J. GRUM
Chairman and Chief Executive
Officer, Temple-Inland               [PHOTO OF CLIFFORD J. GRUM]
Inc.
Member -- Executive
Committee, Finance Committee and
Management Development
and Compensation Committee
Director since 1982
Age 62
                                     Received a B.A. degree from Austin College and an M.B.A. from University of Pennsylvania, Wharton School of Finance.
                                     Joined Temple Industries, Inc. in 1968 as
                                     Vice President, Finance. After a merger
                                     with Time Inc. in 1973, held various
                                     positions with Time Inc., including
                                     Treasurer, publisher of Fortune magazine and Executive Vice President. Elected a director of Time Inc. in 1980 and, after a spin-off of Temple-Inland (container and containerboard, pulp and paperboard, building products and financial services)
                       by Time Inc. in 1983, became President and Chief Executive Officer and a director of Temple-Inland. In 1991, became Chairman of the Board and Chief Executive Officer of Temple-Inland.

                       Director: Temple-Inland Inc.; Trinity Industries Inc.; and Tupperware Corporation.

                       Vice Chairman, Texas Association of Business and Chambers of Commerce. Trustee: Austin College, Sherman, Texas; Lufkin Industrial Foundation; and Memorial Medical Center of East Texas.

------------------------------
SIR RALPH H. ROBINS
Chairman, Rolls-Royce plc            [PHOTO OF SIR RALPH H. ROBINS]
Member -- Audit Committee
and Finance Committee
Director since 1991
Age 64
                                     Received a B.S. degree from Imperial
                                     College, London and is a Chartered
                                     Engineer. Joined Rolls-Royce (aerospace
                                     engines and industrial power equipment) in 1955 as a Graduate Apprentice and held various positions with the Aero Engine
                                     Division before being named Executive Vice
                                     President of Rolls-Royce Aero Engines Inc.
                                     in 1972 and then Managing Director of the Rolls-Royce Industrial and Marine Division in 1973. Elected to the Board of Rolls-Royce plc in 1982 as Commercial
                                     Director, then appointed Managing Director
                       in 1984. Became Deputy Chairman in 1989, Chief Executive in 1991 and Chairman in 1992.

                       Director: Rolls-Royce plc; Cable & Wireless plc; Marks & Spencer plc; Schroders plc; and Standard Chartered plc.

                       Chairman, Defence Industries Council. Honorary Fellow of The Institution of Mechanical Engineers. Fellow: Royal Aeronautical Society; the Royal Academy of Engineering; and Imperial College.

------------------------------
JAMES R. WILSON
Chairman, President and              [PHOTO OF JAMES R. WILSON]
Chief Executive Officer,
Thiokol Corporation
Age 56
                                     Received a B.A. degree from College of
                                     Wooster and an M.B.A. from Harvard
                                     University Graduate School of Business
                                     Administration. Joined Thiokol Corporation
                                     (solid rocket motors and precision
                                     fastening systems for aerospace and
                                     industrial applications) in 1989 as Vice
                                     President and Chief Financial Officer and was named Executive Vice President in 1992.
                                     Became President and Chief Executive
                                     Officer and a director in 1993 and Chairman in October 1995. Prior to joining Thiokol in 1989, Mr. Wilson served as Chief
                       Financial Officer for Circuit City Stores (1987-1988) and as Executive Vice President and Chief Financial Officer for Fairchild Industries, Inc. (1982-1987).

                       Director: Thiokol Corporation; Blade Acquisition Corp.; First Security Corporation; Howmet Corporation; and Rohr, Inc.

                       Board of Governors: Aerospace Industries Association and National Space Club. Board of Trustees: College of Wooster and Manufacturers Alliance.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1998

------------------------------
HAROLD S. HOOK
Chairman, American General
Corporation                          [PHOTO OF HAROLD S. HOOK]
Chairman -- Audit Committee
Member -- Executive Committee,
Management Development
and Compensation Committee,
and Committee on Nominations
and Corporate Governance
Director since 1986
Age 65
                                     Received a B.S. degree in business
                                     administration, an M.A. in accounting and a Doctor of Laws from University of Missouri, and a Doctor of Laws from Westminster
                                     College. Also a graduate of Southern
                                     Methodist University, Institute of
                                     Insurance Marketing. Joined American
                                     General Corporation (insurance) in 1970 as
                                     President and Chief Executive Officer of
                                     California-Western States Life Insurance
                                     Co. Elected a director of American General
                                     Corporation in 1972. Served as President of
                                     American General Corporation from 1975 to
                       1981, and Chief Executive Officer from 1978 to 1996. Elected Chairman in 1978.

                       Director: American General Corporation; Chase Manhattan Corporation; Chase Manhattan Bank; PanEnergy Corp; Sprint Corporation; and Texas Commerce Bank.

                       Vice Chairman and a member of Council of Overseers, Rice University (Jesse Jones Graduate School). National Advisory Council, Boy Scouts of America and Advisory Board, Boy Scouts of America, Sam Houston Area Council.
                       Director: Greater Houston Partnership; Society for the Performing Arts; Texas Association of Taxpayers, Inc.; and Texas Research League. Board of Trustees, Baylor College of Medicine.

------------------------------
FRANK A. OLSON
Chairman, Chief Executive
and Chief Operating Officer,
The Hertz Corporation                [PHOTO OF FRANK A. OLSON]
Chairman -- Finance
Committee
Member -- Management
Development and Compensation
Committee and Committee
on Nominations and Corporate
Governance
Director since 1989
Age 64
                                     Received an A.A. degree from City College of San Francisco. Joined The Hertz
                                     Corporation (rental cars and trucks) in
                                     1964 and held various positions until 1973 when named Executive Vice President and 1974 when elected to the Board of Directors. Named President and Chief
                                     Executive Officer of The Hertz Corporation in 1977 and Chairman in 1980. Also in 1980, was elected a Group Executive President of RCA Corporation, then parent company of Hertz. In 1985, after Hertz was sold to UAL, Inc., became a director of UAL, Inc., which became Allegis Corporation. In June 1987, was elected Chairman and Chief Executive Officer of Allegis Corporation and President and Chief Executive Officer of United Airlines, a position he held until December 1987, after which he continued as Chairman, Chief Executive Officer and Chief Operating Officer of The Hertz Corporation, which became a wholly-owned subsidiary of Ford Motor Company in April 1994.

                       Director: The Hertz Corporation; Becton Dickinson and Company; The Commonwealth Edison Company; and The Fund American Corp.

                       Director, The Swedish-American Chamber of Commerce, Inc.

------------------------------
JOHN D. ONG
Chairman, The BFGoodrich
Company                              [PHOTO OF JOHN D. ONG]
Chairman -- Committee on
Nominations and Corporate
Governance
Member -- Audit Committee
and Finance Committee
Director since 1975
Age 63
                                     Received B.A. and M.A. degrees in history from Ohio State University. Received an
                                     LL.B. degree from Harvard Law School.
                                     Joined The BFGoodrich Company (chemicals and aerospace products) in 1961 and held various positions in the international division. Elected a Group Vice President in
                                     1972 and then Executive Vice President and a director in 1973. Elected Vice Chairman of the Board in 1974, President in 1975 and Chairman in 1979. Served as Chief Executive
                                     Officer from 1979 to 1996.

                       Director: The BFGoodrich Company; Ameritech Corporation; ASARCO Incorporated; The Geon Company; The Kroger Company; and TRW Inc.

                       Chairman, The Ohio Business Roundtable. Trustee:
                       University of Chicago and John S. & James L. Knight Foundation. Member: The Business Council; Business Committee for the Arts; and Senior Member of The Conference Board.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

------------------------------
WARREN L. BATTS
Chairman, Premark
International, Inc.
Chairman and Chief                   [PHOTO OF WARREN L. BATTS]
Executive Officer, Tupperware
Corporation
Member -- Finance Committee
and Management Development
and Compensation Committee
Director Since 1986
Age 64
                                     Received a B.S. degree in electrical
                                     engineering from Georgia Institute of
                                     Technology and an M.B.A. from Harvard
                                     University Graduate School of Business
                                     Administration. Joined Dart Industries in
                                     1980 and was President in 1980 when Dart
                                     Industries merged with Kraft, Inc. Became
                                     President of Dart & Kraft, Inc. in 1981 and
                                     Chief Operating Officer in 1983; served in these positions until October 1986, when
                                     Premark International, Inc. (food
                                     containers, commercial food equipment,
                                     housewares and decorative laminates) was
                       created by Dart & Kraft, Inc. Elected Chairman and Chief Executive Officer and a director of Premark in 1986. After a spin-off of Tupperware (food containers) by Premark in 1996, became Chairman and Chief Executive Officer of Tupperware Corporation and continued as Chairman and a director of Premark International, Inc.

                       Director: Premark International, Inc.; Allstate Corporation; Sears, Roebuck and Co.; Sprint Corporation; and Tupperware Corporation.

                       Director and Chairman of the Board of Directors, National Association of Manufacturers. Director, Children's Memorial Hospital. Trustee: Northwestern University and Art Institute of Chicago.

------------------------------
LINDA A. HILL
Professor, Harvard
Business School                      [PHOTO OF LINDA A. HILL]
Member -- Audit Committee
and Finance Committee
Director since 1994
Age 40
                                     Received an A.B., summa cum laude in
                                     psychology, from Bryn Mawr College and an M.A. in educational psychology from the University of Chicago. Earned a Ph.D in behavioral sciences at the University of Chicago. Prior to 1984, was a postdoctoral research fellow at the Harvard Business
                                     School, an advisor to the Federal
                                     Commissioner of Education and a member of the "Blueprint 2000" Employment Committee for the Commonwealth of Massachusetts.
                                     Joined the faculty of Harvard Business
                       School in 1984 as an Assistant Professor in organizational behavior and human resource management. In 1991 named Associate Professor and in 1995 Professor. Provides consulting and executive education to Fortune 500 companies and other organizations.

                       Director, Human Resource Planning Society. Member, American Repertory Theater Advisory Board. Board of
                       Trustees: Rockefeller Foundation; Bryn Mawr College; and The Children's Museum, Boston. Board of Overseers, Beth Israel Deaconess Medical Center, Boston.

------------------------------
CONSTANTINE S.
NICANDROS
Chairman, CSN and Company
Chairman -- Management               [PHOTO OF CONSTANTINE S. NICANDROS]
Development and Compensation
Committee
Member -- Audit Committee,
Executive Committee, and
Committee on Nominations
and Corporate Governance
Director since 1990
Age 63                               Graduate of Ecole Des Hautes Etudes
                                     Commerciales in Paris, France. Received a
                                     Juris Doctor degree and a doctorate diploma in economics from the University of Paris
                                     Law School and an M.B.A. from Harvard
                                     University Graduate School of Business
                                     Administration. Joined Conoco (petroleum products) in 1957 and held various positions in many areas of that company.
                                     Named Executive Vice President for
                                     Worldwide Supply and Transportation in 1975 and Group Executive Vice President,
                                     Petroleum Products in 1978. Named
                       President, Petroleum Operations in 1983 and elected President and Chief Executive Officer in March 1987, which positions he held through December 1995. Named Vice Chairman of E.I. du Pont de Nemours and Company (chemical, specialty products and energy) in 1991. Retired as Chairman of Conoco Inc. and Vice Chairman of E.I. du Pont de Nemours and Company in February 1996. Currently, Chairman of CSN and Company, a private consulting and investment firm.

                       Director: Keystone International, Inc.; Mitchell Energy and Development Corp.; and Texas Commerce Bank National Association.

                       Chairman: Houston Symphony and Senior Chairman of Houston Grand Opera. Trustee: Baylor College of Medicine; Rice University; Houston Ballet Foundation; and The Museum of Fine Arts, Houston. Member, Board of Governors, The Houston Forum.

------------------------------
H. JOHN RILEY, JR.
Chairman, President and
Chief Executive Officer              [PHOTO OF H. JOHN RILEY, JR.]
Chairman -- Executive
Committee
Director since 1992
Age 56
                                     Received a B.S. degree in industrial
                                     engineering from Syracuse University. Also a graduate of the Harvard Advanced
                                     Management Program. Joined Crouse-Hinds
                                     Company in 1962 and held various
                                     manufacturing positions before appointment as Corporate Vice President in 1979. In
                                     1982, after Cooper acquired Crouse-Hinds, became Executive Vice President, Operations for Cooper. Named President and Chief
                                     Operating Officer in 1992, Chief Executive
                                     Officer in 1995 and Chairman in April 1996.

                       Director: Wyman-Gordon Company and Baker Hughes Incorporated.

                       Director and Chairman, Junior Achievement of Southeast Texas and Director, Junior Achievement, Inc. Chairman, Central Houston, Inc. Director: The Houston Symphony; The Houston Forum; and The Business Committee for the Arts.
                       Trustee: Manufacturers' Alliance for Productivity and Innovation and The Museum of Fine Arts, Houston. Member:
                       The Business Roundtable and The Electrical Manufacturers Club.

                 INFORMATION ABOUT MANAGEMENT AND ORGANIZATION
                           OF THE BOARD OF DIRECTORS

EXECUTIVE OFFICERS

     Set forth below is certain information as of the Record Date with respect to Cooper's present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board, which follows the Annual Meeting of Shareholders.

                                                                                            YEARS OF   OFFICER
            NAME                                     POSITION                         AGE   SERVICE     SINCE
            ----                                     --------                         ---   --------   -------
H. John Riley, Jr...........  Chairman, President and Chief Executive Officer         56       34       1982
Ralph E. Jackson, Jr........  Executive Vice President, Operations                    55       20       1992
Larry W. McCurdy............  Executive Vice President, Operations                    61       11       1994
D. Bradley McWilliams.......  Senior Vice President and Chief Financial Officer       55       25       1982
Carl J. Plesnicher, Jr......  Senior Vice President, Human Resources                  59       29       1979
Diane K. Schumacher.........  Senior Vice President, General Counsel and Secretary    43       17       1988
David A. White, Jr..........  Senior Vice President, Strategic Planning               55       25       1988
Alan J. Hill................  Vice President and Treasurer                            52       19       1979
Terry A. Klebe..............  Vice President and Controller                           42        2       1995
E. Daniel Leightman.........  Vice President, Taxes                                   56        9       1994
Phyllis J. Piano............  Vice President, Public Affairs                          40        1       1995
David R. Sheil..............  Vice President, Personnel                               40       11       1996
Terrance M. Smith...........  Vice President, Information Systems                     47       11       1996
Robert W. Teets.............  Vice President, Environmental Affairs and Risk          46       19       1993
                              Management

     All of the executive officers have been employed by Cooper in management positions for more than five years, except Larry W. McCurdy, Terry A. Klebe, Phyllis J. Piano and Terrance M. Smith. Larry W. McCurdy was President and Chief Executive Officer of Moog Automotive, Inc. (a manufacturer of automotive parts) from 1985 through 1992, when Moog was acquired by Cooper. He continued as President of Moog until April 1994. Terry A. Klebe was a Senior Manager with the accounting firm of Ernst & Young LLP from 1985 until October 1990, after which he was a Partner until April 1995. Phyllis J. Piano was Manager, Communication and Community Relations for General Electric Medical Systems from 1986 until 1993, after which she served until December 1995 as Manager, Public Relations Programs at General Electric Company. Terrance M. Smith was Vice President, Management Information Services of Moog Automotive, Inc., from 1986 until July 1996.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the Record Date, each director, the director nominee and each executive officer named in the Summary Compensation Table beneficially owned the number of shares of Common Stock of the Company set forth in the following Table. Each of the named individuals and all directors, the director nominee and executive officers as a group beneficially owned less than one percent of the Company's outstanding Common Stock.

                                                                 Number of Shares
                  Name of Beneficial Owner                    Beneficially Owned(1)
                  ------------------------                    ----------------------
H. John Riley, Jr...........................................         136,593(2)
Warren L. Batts.............................................          16,400(2)(3)
Clifford J. Grum............................................          18,400(2)
Linda A. Hill...............................................             400
Harold S. Hook..............................................           8,400
Constantine S. Nicandros....................................           2,119
Frank A. Olson..............................................           9,400(2)
John D. Ong.................................................           4,100(4)
Sir Ralph H. Robins.........................................             635
James R. Wilson.............................................             500
A. Thomas Young.............................................           2,657
Ralph E. Jackson, Jr........................................          42,477(2)
Larry W. McCurdy............................................          39,730(2)
D. Bradley McWilliams.......................................          23,845(2)
Carl J. Plesnicher, Jr......................................          26,179(2)
Robert Cizik................................................         156,588(4)

All Directors, the Director Nominee and Executive Officers
  as a Group................................................         646,882(2)(5)

---------------

(1) Includes shares held by executive officers in the Cooper Savings and Stock Ownership Plan.

(2) Includes shares of Common Stock issuable upon the exercise of options granted under either the Company's 1986 Stock Option Plan, the Stock Incentive Plan or the 1989 Director Stock Option Plan, which are exercisable within a period of 60 days from March 3, 1997, as follows: Mr. Riley -- 54,500 shares; Mr. Batts -- 8,000 shares; Mr. Grum -- 8,000 shares; Mr. Olson -- 2,000 shares; Mr. Jackson -- 30,166 shares; Mr. McCurdy -- 38,166 shares; Mr. McWilliams -- 8,566 shares; Mr. Plesnicher -- 17,666 shares; and all directors and executive officers as a group -- 261,896 shares.

(3) Includes 8,400 shares held in a trust for which Mr. Batts is the settlor and trustee and for which a member of his family is the beneficiary. Mr. Batts has sole voting and investment power with respect to these shares.

(4) Includes shares owned by family members as follows: Mr. Ong -- 400 shares; Mr. Cizik -- 520 shares.

(5) Includes 3,174 shares that may be acquired by conversion of the Company's 7.05% Convertible Subordinated Debentures due 2015.

MEETINGS OF THE COOPER BOARD AND ITS COMMITTEES

     The Board of Directors of Cooper met on four occasions during 1996. All of the directors attended seventy-five percent or more of the meetings of the Board and of the committees of the Board on which they served, except Messrs. Hook, Nicandros and Olson.

     Cooper has five committees composed of directors:

  Audit Committee

     The Audit Committee consists of six nonemployee directors: Harold S. Hook, Chairman, Linda A. Hill, Constantine S. Nicandros, John D. Ong, Sir Ralph H. Robins and A. Thomas Young. Three Committee meetings were held during the year. Activities of the Committee included conferring with management and the independent auditors regarding the 1995 financial statements and the annual report on Form 10-K; reviewing the results of the 1995 independent audit and management's response thereto; reviewing fees paid to the independent auditors; reviewing the scope of the 1996 audit by the independent auditors; and making a recommendation acted on by the Board to appoint Ernst & Young LLP as the Company's independent auditors for 1996. During 1996, the Committee also reviewed the following matters: the 1996 internal audit program and the proposed scope of the 1997 internal audit program; officers' travel and entertainment expenses; compliance with the Company's conflicts of interest and ethical conduct policies; the status of tax audits and litigation and the Company's risk management program. The Committee also conducted an assessment of the Company's internal control program in view of the Treadway Commission recommendations and the model evaluation guidelines issued by the Committee of Sponsoring Organizations of the Treadway Commission.

  Executive Committee

     The Executive Committee consists of one employee director, H. John Riley, Jr., Chairman, and three nonemployee directors, Clifford J. Grum, Harold S. Hook and Constantine S. Nicandros. Under the Code of Regulations of the Company, the Executive Committee has, during the intervals between the meetings of the directors, all of the powers of the directors in the management and control of the business and property of the Company. The Executive Committee did not meet in 1996.

  Finance Committee

     The Finance Committee consists of six nonemployee directors: Frank A. Olson, Chairman, Warren L. Batts, Clifford J. Grum, Linda A. Hill, John D. Ong and Sir Ralph H. Robins. Two Committee meetings were held during the year. The activities of the Committee included reviewing pension plan asset management and the Company's financial objectives and capital structure, debt ratings and debt composition; making recommendations acted upon by the Board regarding dividends, the sale of equity securities owned by the Company and partial redemption of the Company's debentures.

  Management Development and Compensation Committee

     The Management Development and Compensation Committee consists of six nonemployee directors: Constantine S. Nicandros, Chairman, Warren L. Batts, Clifford J. Grum, Harold S. Hook, Frank A. Olson and A. Thomas Young. Two meetings of the Committee were held in 1996. The activities of the Committee included determination of the attainment of performance targets and cash bonus awards for executive officers and other key managers; establishment of performance targets and grants of performance-based shares under the Stock Incentive Plan; grants of stock options to 636 employees; salary reviews and actions for officers; distributions under the Deferred Compensation Plan; distributions under the Executive Restricted Stock Incentive Plan; establishment of the 1997 Salary Policy and of the 1997 targets for the annual incentive plan; review of compliance with Stock Ownership Guidelines for executive officers and key executives; and review of the management development and planning program.

  Committee on Nominations and Corporate Governance

     The Committee on Nominations and Corporate Governance consists of four nonemployee directors: John D. Ong, Chairman, Harold S. Hook, Constantine S. Nicandros and Frank A. Olson. Three meetings of the Committee were held in 1996. The activities of the Committee included determination of nominees for election to the Board and of board committee assignments; approval of the Directors' Stock Plan; and review of director compensation, the director tenure policy and selection criteria for board candidates.

                             EXECUTIVE COMPENSATION

     The following table presents information concerning compensation paid to, or accrued for services by the Chief Executive Officer, the four most highly compensated executive officers and the retired Chairman of Cooper (the "Named Executives") for fiscal years 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                ANNUAL          --------------------------------------
                                            COMPENSATION(1)              AWARDS              PAYOUTS
                                          -------------------   -------------------------   ----------
               (a)                 (b)      (c)        (d)         (f)           (g)           (h)           (i)
                                                                RESTRICTED    SECURITIES                     ALL
                                                                  STOCK       UNDERLYING       LTIP         OTHER
            NAME AND                       SALARY     BONUS      AWARD(S)    OPTIONS/SARS    PAYOUTS     COMPENSATION
       PRINCIPAL POSITION          YEAR     ($)        ($)        ($)(2)          #            ($)          ($)(4)
       ------------------          ----   --------   --------   ----------   ------------   ----------   ------------
Riley, Jr., H. J. -- Chairman,     1996   $693,750   $800,000    $      0       43,500      $        0     $ 42,469
President and Chief                1995    541,250    250,000     177,125            0               0       24,356
Executive Officer                  1994    487,500          0           0       40,000               0       32,063


Jackson, Jr., R. E. -- Executive   1996    360,417    375,000           0       15,500               0       21,079
Vice President, Operations         1995    322,917    120,000      88,875            0               0       14,531
                                   1994    285,938          0           0       25,000               0       17,367


McCurdy, L. W. -- Executive        1996    357,292    325,000           0       15,500               0       20,128
Vice President, Operations         1995    322,917     90,000      88,875            0               0       14,531
                                   1994    275,000          0           0       25,000               0      499,425

McWilliams, D. Bradley -- Senior   1996    288,125    240,000           0       10,700               0       17,803
Vice President and Chief           1995    254,375     85,000      61,225            0               0       13,472
Financial Officer                  1994    210,813     45,000           0            0               0       11,962


Plesnicher, Jr., C. J. -- Senior   1996    281,667    225,000           0        8,000               0       16,050
Vice President, Human Resources    1995    263,750     75,000           0            0               0       11,869
                                   1994    250,000          0           0       15,000               0       13,725

Cizik, R. -- Retired Chairman      1996    490,000          0           0            0       2,344,256(3)    40,050
                                   1995    980,000    400,000     197,500            0               0       44,100
                                   1994    895,000          0           0       75,000               0       58,275

---------------

(1) Column (e) "Other Annual Compensation" has been omitted since there are no amounts to report. The aggregate amount of perquisites and other personal benefits for any Named Executive does not exceed $50,000 or 10% of the total of annual salary and bonus for any such Named Executive.

(2) The figures for 1995 in column (f) reflect the fair market value on the date of grant of awards of restricted stock that are subject to forfeiture in the event that the Named Executive does not remain employed by the Company until December 31, 1998, unless the Named Executive sooner retires at age 65 in accordance with corporate policy. Dividends are paid on the shares of restricted stock at the dividend rate payable on all outstanding shares of Company Common Stock. All awards, except 500 shares to Mr. Riley, were granted on February 13, 1995 and are valued at $39.50 a share. The additional award of 500 shares to Mr. Riley was made on September 1, 1995 when he became Chief Executive Officer, and is valued at $38.25 a share.

    The following chart shows the number of shares of restricted stock held as of December 31, 1996 and the value of such shares as of the end of 1996:

                                                                    NUMBER OF SHARES    MARKET VALUE
                                                                    ----------------    ------------
        Riley.....................................................       4,500            $189,563
        Jackson...................................................       2,250              94,781
        McCurdy...................................................       2,250              94,781
        McWilliams................................................       1,550              65,294
        Plesnicher................................................       1,550              65,294

(3) Represents an award of performance-based shares that were earned by Mr. Cizik and distributed upon his retirement on April 30, 1996.
                                              (footnotes continued on next page)

(4) The figures in column (i) for 1996 include the Company's contributions to the Cooper Industries, Inc. Employees' Savings and Stock Ownership Plan and to the Cooper Industries, Inc. Supplemental Excess Defined Contribution Plan, respectively, as follows: H. J. Riley, Jr. $6,750 and $35,719; R. E. Jackson, Jr. $6,750 and $14,329; L. W. McCurdy $6,750 and $13,378; D. B.
    McWilliams $6,750 and $11,053; C. J. Plesnicher, Jr. $6,750 and $9,300; and
    R. Cizik $6,750 and $33,300. The figure for 1994 for L. W. McCurdy also includes payments totaling $483,000 in connection with the Company's acquisition of Moog Automotive, Inc., his previous employer, and the termination of his employment contract with that company.
---------------

     The following table presents information concerning stock option grants to the Named Executives in the last fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                                                VALUE AT ASSUMED
-----------------------------------------------------------------------------------------------------       ANNUAL RATES OF
                                            NUMBER OF     PERCENT OF TOTAL                                    STOCK PRICE
                                            SECURITIES      OPTIONS/SARS                                   APPRECIATION FOR
                                            UNDERLYING       GRANTED TO      EXERCISE OR                      OPTION TERM
                                           OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------------
                NAME(1)                    GRANTED (#)      FISCAL YEAR       ($/SH)(2)     DATE(3)       5% ($)      10% ($)
                  (a)                          (b)              (c)              (d)          (e)          (f)          (g)
                -------                    ------------   ----------------   -----------   ----------   ----------   ----------
Riley, Jr., H. J. ......................      43,500            4.10           $39.06       2/13/06     $1,068,740   $2,707,962
Jackson, Jr., R.E. .....................      15,500            1.46            39.06       2/13/06        380,820      964,906
McCurdy, L. W. .........................      15,500            1.46            39.06       2/13/06        380,820      964,906
McWilliams, D.B. .......................      10,700            1.01            39.06       2/13/06        262,888      666,096
Plesnicher, Jr., C. J. .................       8,000             .76            39.06       2/13/06        196,552      498,016

---------------

(1) No options or SARs were granted to Mr. Cizik during 1996.

(2) The exercise price of each option is equal to the fair market value of the Company's shares on the date of grant of the option.

(3) Options become one-third exercisable one year after the date of grant, two-thirds exercisable two years after the date of grant, and fully exercisable three years after the date of grant.

     The following table presents information concerning the unexercised stock options held at December 31, 1996 by the Named Executives.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

                                       NUMBER OF SECURITIES UNDERLYING                  VALUE OF UNEXERCISED
                                      UNEXERCISED OPTIONS/SARS AT FISCAL             IN-THE-MONEY OPTIONS/SARS
                NAME                             YEAR-END (#)                          AT FISCAL YEAR END ($)
                (A)                      EXERCISABLE/UNEXERCISABLE(D)               EXERCISABLE/UNEXERCISABLE(E)
                ----                  ----------------------------------          --------------------------------
                                      EXERCISABLE         UNEXERCISABLE           EXERCISABLE        UNEXERCISABLE
                                      ------------        --------------          -----------        -------------
Riley, Jr., H. J. ..................     26,666               56,834               $ 75,065            $159,988
Jackson, Jr., R. E. ................     16,666               23,834                 46,915              67,093
McCurdy, L. W. .....................     24,666               23,834                 46,915              67,093
McWilliams, D. B. ..................      5,000               10,700                      0              30,121
Plesnicher, Jr., C. J. .............     15,300               13,000                 28,150              36,595
Cizik, R. ..........................     49,999               25,001                140,747              70,378

---------------

(1) No options were exercised by any of the Named Executives during 1996. Accordingly, columns (b) and (c) of the table have been omitted.
---------------

     The following table presents information concerning long-term incentive awards granted in 1996 to the Named Executives pursuant to the Company's Stock Incentive Plan, which was approved by the Company's shareholders in April 1996. The performance-share awards may be earned based on achievement of performance goals over a four-year period commencing January 1, 1996 and ending on December 31, 1999. The performance goals are based on compound growth in earnings per share over the performance period, with a threshold of six percent compound growth before any awards are earned. At least 15 percent compound growth in earnings per share must be achieved for a payout at the maximum level shown in the table. The awards, to the extent earned, will be distributed in shares of Company Common Stock or at the executive's election, up to 50 percent of the earned award may be paid in cash.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                          ESTIMATED FUTURE PAYOUTS
                                                                      UNDER NON-STOCK PRICE BASED PLANS
                                                                ---------------------------------------------
             (A)                    (B)            (C)               (D)             (E)             (F)
                                              PERFORMANCE OR
                                               OTHER PERIOD
                                 NUMBER OF   UNTIL MATURATION
             NAME                 SHARES        OR PAYOUT         THRESHOLD        TARGET          MAXIMUM
             ----                ---------   ----------------   -------------   -------------   -------------
Riley, Jr., H. J. ............    10,900         12/31/99       10,900 shares   43,500 shares   60,900 shares
Jackson, Jr., R. E. ..........     3,900         12/31/99        3,900 shares   15,500 shares   21,700 shares
McCurdy, L. W. ...............     3,900         12/31/99        3,900 shares   15,500 shares   21,700 shares
McWilliams, D. B. ............     2,700         12/31/99        2,700 shares   10,700 shares   15,000 shares
Plesnicher, Jr., C. J. .......     2,700         12/31/99        2,700 shares   10,700 shares   15,000 shares

                            COMPARISON OF FIVE-YEAR
              CUMULATIVE TOTAL RETURN AMONG COOPER INDUSTRIES INC,
          S&P 500, S&P ELECTRICAL EQUIPMENT, S&P DIVERSIFIED MACHINERY

     The following graph compares the total shareholder return on the Company's Common Stock for the five-year period December 31, 1991 through December 31, 1996 to the total returns for the same period of (a) the Standard & Poors 500 Stock Index; (b) the Standard & Poors Electrical Equipment Group; and (c) the Standard & Poors Diversified Machinery Group. The Company chose the two industry indices for comparison since Cooper's product offering is so diverse. Standard & Poors assigns Cooper to its Diversified Machinery Group, while many analysts compare Cooper to other electrical equipment manufacturers since this is a significant part of Cooper's business. Management believes that a comparison to two different indices is appropriate.

      Measurement Period         Cooper Indus-      S&P 500*      S&P Electrical   S&P Diversified
    (Fiscal Year Covered)         tries, Inc.                        Equipment        Machinery*
1991                                100.0            100.0            100.0             100.0
1992                                 84.8            107.6            109.5             102.0
1993                                 90.6            118.4            132.1             151.1
1994                                 65.3            120.0            133.6             147.1
1995                                 73.1            165.0            187.5             181.5
1996                                 86.5            202.7            253.5             226.1

---------------

* Includes Cooper

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

RESPONSIBILITIES OF THE COMMITTEE

     The Management Development and Compensation Committee (the "Committee") is responsible for establishing compensation programs for executive officers of the Company so as to benefit the long-term interests of the Company and its shareholders. The Committee also reviews annually the succession planning and development and performance of the executive officers and other key executives.

COMPENSATION PHILOSOPHY

     The Committee's policy is to compensate and reward executive officers and other key executives based on a combination of corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic business objectives have been accomplished (i.e., revenue growth, profitability, management of working capital). Individual performance is evaluated by reviewing discreet objectives established at the beginning of the performance period under the Management Development and Planning Program.

     The process of assessing individual performance is as follows:

     - At the beginning of each performance period, specific objectives are established and subsequently used as the basis for evaluating the executive's performance.

     - During the course of the performance period, periodic discussions are held with the executive on the status of performance objectives.

     - At the end of the performance period, progress made with respect to performance objectives is reviewed with the executive so that there is a clear understanding of what has been accomplished.

     - Increases in base salary and short-term cash incentive awards are then predicated on actual accomplishments during the performance period.

     - Long-term stock incentive grants are predicated on the executive's sustained performance over a number of years.

     The Compensation Program also takes into account the compensation practices of comparable manufacturing companies (as described below) to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company.

     There are three major components of the Company's executive compensation: a base salary, an annual cash bonus and long-term stock incentive awards.

CASH-BASED COMPENSATION

  Base Salary

     A base salary range is established for each executive officer using the Hay Job Evaluation System, which uses a comparative assessment of know-how, problem-solving and accountability factors in the job rating process. The competitiveness of the base salary is also considered since the Committee believes it is critical to attract and retain the best qualified executives. The Committee uses the annual Hay Survey of Compensation Practices to establish the ranges of executives' salaries. In 1996, the Hay Survey of Compensation Practices included 159 industrial companies with revenues in excess of $1 billion, which is a broader universe than the companies included in the S&P Electrical Equipment Index and the S&P Diversified Machinery Index appearing in the performance graph. The Committee believes that the broader group of companies provides a more appropriate basis for establishing salary levels since it minimizes the distortion of results that occurs when using a small sample group.

     The Committee's policy is to establish a salary range for the Chief Executive Officer and the other named executives, to set the midpoint of the range between the 50th and the 75th percentile of the Hay Survey, and to pay compensation within the established range. Each executive's actual base salary takes into account the individual's duties, responsibilities, work experience, impact on the business and individual performance. The Committee verifies the Hay data through use of a separate compensation study, known as Project 777, which is compiled by Management Compensation Services. This data bank includes 319 companies, over 50 percent of which are in the Fortune 500.

During 1996, the actual base salaries for the named executive officers generally approximated the 50th percentile of the Hay Survey.

     Salaries of senior executive officers are typically reviewed at 15-month intervals. Base salary adjustments are primarily weighted on individual performance with due consideration given to immediate past performance and business decisions that impact the future growth and economic stability of the Company.

  Annual Incentive Compensation

     In 1995, the Committee adopted the Management Annual Incentive Plan ("MAIP"), a cash bonus plan for senior executives that is designed to link executive compensation to the Company's short-term goals. The MAIP was approved by the Company's shareholders at its annual meeting in April 1996. Pursuant to the MAIP, the Committee established in February 1996 the performance criteria and maximum bonus opportunities for executives named in the Summary Compensation Table ("Named Executives") and for other executive officers. The performance criteria are based upon increases in earnings per share in 1996 over 1995. The maximum annual award that may be granted to a participant under the MAIP is $1.5 million. The bonus targets for the Named Executives ranged from 20 to 120 percent of the salary range midpoint, depending on the executive's position. Under the MAIP, the Committee has discretion to reduce the amount of any award that would otherwise be payable upon achievement of the performance criteria based on its assessment of any individual's actual performance.

     In February 1997, the Committee determined and certified that the performance criteria were met and cash bonuses were awarded to the Named Executives at an average of 89 percent of base salary. The specific bonus amounts are shown in column (d) of the Summary Compensation Table.

LONG-TERM EQUITY BASED COMPENSATION

  Stock Incentive Compensation

     The Committee provides incentives to executive officers that are tied to the long-term performance of the Company in order to link the executive's interests to those of the Company's shareholders and to encourage stock ownership by executives. For this purpose prior to 1996, the Committee granted share awards in the form of restricted stock and performance shares to the Named Executives pursuant to the Executive Restricted Stock Incentive Plan and stock options pursuant to the 1986 Stock Option Plan. Both Plans were approved by the shareholders and have now been terminated, except to the extent awards or options remain outstanding.

     Awards of restricted stock and performance shares under the Executive Restricted Stock Incentive Plan ("Executive Plan") were made by the Committee in February 1995 for a four-year performance period commencing on January 1, 1995 and ending on December 31, 1998. The number of shares of restricted stock granted to each Named Executive are shown in column (f) and in footnote 2 to the Summary Compensation Table. The restricted stock awards are subject to forfeiture if the Named Executive does not remain employed by the Company until the end of the performance period (December 31, 1998), unless the Named Executive sooner retires at age 65 in accordance with corporate policy. The performance-share awards were granted to the Named Executives in 1995 under the Executive Plan for the four-year performance period ending December 31, 1998. Award payouts are tied to achieving performance targets expressed as a compound growth rate in earnings per share over the four-year performance period using 1994 earnings per share of $2.10 as the base. No awards will be earned unless compound growth in earnings per share of at least three percent is achieved. Earnings per share growth over the period of at least 12 percent is required for target level performance and at least 15 percent is required for a payout at the maximum level.

     In 1996, upon Mr. Cizik's retirement as Chairman of the Company, the Committee reviewed the outstanding awards that had been granted to Mr. Cizik in 1995. Pursuant to the terms of the Executive Plan, the Committee determined that, of the maximum potential award of 137,000 shares, 55,650 shares were earned based on the Company's performance from January 1, 1995 through June 30, 1996, the first quarter ending after Mr. Cizik's retirement date, and conveyed these shares to Mr. Cizik in full settlement of his rights under the Executive Plan.

     In November 1995, the Committee adopted the Stock Incentive Plan ("Incentive Plan"), which was approved by the Company's shareholders in April 1996. The Incentive Plan replaces the 1986 Stock Option Plan, which expired in 1996, and the Executive Plan. Pursuant to the Incentive Plan, the Committee in February 1996 granted stock options and performance-based share awards to the Named Executives and other key executives. Stock options were also granted to other middle and upper level employees of the Company. The stock options expire 10 years after the date of grant and become exercisable over a three-year period with one-third vesting in each year so that the option is fully exercisable after three years. Options were granted with an exercise price equal to the fair market value on the date of grant, which was $39.06 a share.

     The performance-based share awards were granted to the Named Executives for a four-year performance period commencing on January 1, 1996 and ending on December 31, 1999. The Committee established performance goals tied to compound growth in earnings per share during the performance period, with a threshold of six percent compound growth before any awards are earned. At least 15 percent compound growth in earnings per share must be achieved for a payout at the maximum award level. The Committee determined the number of options and performance-based share awards granted based on actual compensation, assumptions relating to stock price and earnings growth and recommendations from Frederic W. Cook & Co., a compensation consulting firm, who advised the Committee on competitive practices among comparable manufacturing companies. The Committee believes that the stock options and performance-based share awards provide a significant link between the compensation of the Named Executives and other key executives on the one hand and the Company's long-term goals and shareholders' interests on the other.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1996, the Committee approved an increase of $75,000 in Mr. Riley's base salary effective upon Mr. Riley's assumption of the additional duties of Chairman on May 1, 1996. Mr. Riley's base salary was based on a review of the compensation levels of chief executive officers of companies of comparable size and in similar businesses, using the surveys previously discussed. In addition, in establishing Mr. Riley's compensation, the Committee examined the Company's financial position and results and Mr. Riley's experience and duties and responsibilities as Chairman, President and Chief Executive Officer.

     In February 1997, pursuant to the MAIP, the Committee awarded a cash bonus to Mr. Riley after reviewing the Company's performance and determining that the criteria established under the MAIP in February 1996 had been achieved. Specific accomplishments during 1996 include: significant revenue and earnings growth; sustained growth in international revenues resulting from strategic acquisitions in Europe, Latin America and joint ventures in Asia-Pacific markets; and implementation of internal programs that resulted in a substantial improvement in operating working capital turns.

     In 1996, the Committee granted stock options and performance-based awards under the Incentive Plan to Mr. Riley. The options are shown on the table "Options/SAR Grants in Last Fiscal Year" on page 12 and the performance-based share awards are shown in the table "Long-Term Incentive Plan -- Awards in Last Fiscal Year," on page 13. The Committee determined the number of shares awarded to Mr. Riley using the same criteria as for other executive officers. The individual award was based on actual compensation, assumptions relating to stock price and earnings growth and the recommendations and advice of Frederic W. Cook & Co., a compensation consulting firm. The Committee believes that the stock options and performance-share awards granted to Mr. Riley are competitive with awards granted to chief executive officers of other, similar companies in the S&P Electrical Index and the S&P Diversified Machinery Index. Through the performance-share awards, a significant portion of the Chief Executive Officer's compensation is tied directly to the Company's financial performance and overall return to shareholders.

STOCK OWNERSHIP GUIDELINES

     The Committee established stock ownership guidelines in 1995 for executive officers and certain other key executives as a way to align more closely the interests of the key executives with those of the shareholders. These key executives are required to fully comply with the guidelines by December 31, 2000 or five years after being appointed to a covered position. Mr. Riley is currently in compliance with the guidelines and it is anticipated that the remaining executive officers and other covered executives will be in compliance with the guidelines within the specified period. The guidelines are as follows:

     - Chief Executive Officer -- 4.5 times base salary

     - Other Senior Officers, including those other officers named in the Summary Compensation Table -- 3 times base salary

     - Other officers and division presidents or general managers -- 1.5 times base salary

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS

     The Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA") and the regulations issued under the Act that impose a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its five most highly compensated officers. The regulations provide certain transition rules that will preserve the deductibility for the Company of the performance-based awards granted in 1995. The Committee believes that the cash bonuses paid pursuant to the MAIP and the awards and options granted in 1996 pursuant to the Incentive Plan will qualify as "performance-based" compensation and will meet the requirements of the new tax rules so as to preserve the tax deductibility of all executive compensation.

Constantine S. Nicandros, Chairman  Harold S. Hook
Warren L. Batts                     Frank A. Olson
Clifford J. Grum                    A. Thomas Young


                           OTHER COMPENSATION MATTERS

PENSION BENEFITS

     Upon retirement, the Named Executives may be entitled to retirement benefits from the Salaried Employees' Retirement Plan of Cooper Industries, Inc. ("Cooper Retirement Plan"), the Cooper Industries, Inc. Supplemental Excess Defined Benefit Plan ("Supplemental Plan") and the Crouse-Hinds Officers' Disability and Supplemental Pension Plan ("Crouse-Hinds Officers' Plan").

     Pursuant to the Cooper Retirement Plan, the Company credits to the individual's plan account four percent of each year's total compensation up to the Social Security wage base for the year, plus eight percent of each year's total compensation which exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by the Company to or for the benefit of a member of the Cooper Retirement Plan for services rendered while an employee. For the Named Executives, the total compensation is shown in columns (c) and (d) of the Summary Compensation Table. However, if an executive elects to defer any compensation, his total compensation under the Cooper Retirement Plan is reduced by the amount deferred. The Restricted Stock awards shown in column (f) of the Summary Compensation Table and the performance-based share awards shown on the Long-Term Incentive Plan -- Awards in Last Fiscal Year Table are not included for purposes of determining the credits under the Cooper Retirement Plan. This formula for determining benefit credits became effective on July 1, 1986.

     Benefits for service through June 30, 1986 were determined based on the retirement plan formula then in effect and converted to initial balances under the Cooper Retirement Plan. Both initial balances and credits for benefits after July 1, 1986 receive interest credits until the participant commences benefit payments. The Plan's interest credit rate for 1996 was 5.0% and will be 5.0% for 1997. Benefits at retirement are payable, as the participant elects, in the form of an escalating annuity, a level annuity with or without survivorship, or a lump-sum payment.

     The Supplemental Plan is an unfunded, nonqualified plan that provides to certain employees, including the Named Executives, Cooper Retirement Plan benefits that cannot be paid from a qualified, defined benefit plan due to Internal Revenue Code provisions. The Plan also provides benefits equal to what would have been paid under the Cooper Retirement Plan on amounts of deferred compensation had those amounts not been deferred. The Crouse-Hinds Officers' Plan, an unfunded, nonqualified plan assumed by the Company following the acquisition of Crouse-Hinds Company, may provide to Mr. Riley benefits in addition to amounts payable under other retirement plans of the Company. In addition, Mr. McCurdy had a Supplemental Retirement Agreement with Moog Automotive, Inc., which agreement was assumed by the Company in connection with the acquisition of Moog. This agreement will provide benefits to Mr. McCurdy in addition to amounts payable under other retirement plans of the Company.

                                PENSION BENEFITS

                                                                 CREDITED         YEAR           ANNUAL
                                                               SERVICE AS OF   INDIVIDUAL      ESTIMATED
                                                                JANUARY 1,     REACHES AGE   BENEFIT AT AGE
                                                                   1997            65              65
                                                               -------------   -----------   --------------
H. John Riley, Jr...........................................       34.2           2005          $360,000
Ralph E. Jackson, Jr........................................       21.0           2006          $159,000
Larry W. McCurdy............................................       11.1           2000          $364,000
D. Bradley McWilliams.......................................       25.1           2006          $152,000
Carl J. Plesnicher, Jr......................................       28.9           2002          $122,000
Robert Cizik................................................       34.4           1996          $496,000

     For each Named Executive, the table above shows current credited years of service, the year each attains age 65, and the projected annual pension benefit at age 65. The projected annual pension benefit is based on the following assumptions: benefits paid on a straight-life annuity basis; continued compensation at the 1996 levels; and an interest credit rate of 5.0%. Amounts payable under the Supplemental Plan, but not the Crouse-Hinds Officers' Plan, are included in the Annual Estimated Benefit. The amount shown for Mr. McCurdy includes the additional retirement benefits that he will receive under his Supplemental Retirement Agreement described above. The amount shown for Mr. Cizik is the equivalent life annuity of actual retirement benefits paid to him in 1996.

CHANGE IN CONTROL ARRANGEMENTS

     The Named Executives, other than the Retired Chairman, Robert Cizik, participate in the Company's Management Annual Incentive Plan, which was approved by the shareholders on April 30, 1996. The Plan provides an annual cash bonus opportunity and is designed to tie annual incentive compensation to overall corporate and individual performance. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board ("Committee"), the awarding of a bonus is based upon performance goals established by the Committee in February of the bonus year. The Plan provides that upon a change in control of the Company, all outstanding awards will be deemed earned and will be paid in cash to each eligible executive.

     The Named Executives, other than the Retired Chairman, Robert Cizik, have been granted stock options and performance-share awards under the Company's Stock Incentive Plan, which was approved by shareholders on April 30, 1996. The Plan is administered by the Committee. Options granted under the Plan vest over a period of three years and have a 10-year term. Performance-share awards granted under the Plan may be earned based on achievement over a specified period of performance goals established by the Committee. At the end of the performance period, performance shares earned, if any, are issued (and cash equal to the dividends on the performance shares is paid). The Stock Incentive Plan provides that upon a change in control of the Company, all options will be canceled and the Company will make a cash payment to the Named Executives equal to the difference in the fair market value of the Company's Common Stock (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price. In addition, all outstanding performance shares will be deemed earned at the maximum level and will be issued.

     Prior to 1996, the Named Executives were awarded restricted stock under the Company's Executive Restricted Stock Incentive Plan. Under the Plan, which is administered by the Committee, initial share awards were granted, subject to forfeiture if the executive does not remain in the employ of Cooper until the end of the four-year performance cycle. Additional performance shares may be earned during the four-year period upon the achievement of performance criteria established by the Committee. At the conclusion of the four-year period, the initial share awards plus the performance shares earned, if any, will be issued (plus cash equal to the dividends on the performance shares earned). The Plan provides that upon a change in control of the Company, the Named Executives may receive cash in lieu of shares under the Plan in amounts equal to the fair market value of all outstanding share awards.

     Prior to 1996, the Named Executives were granted stock options under the Company's 1986 Stock Option Plan. This Plan expired in 1996, except to the extent options were outstanding. The 1986 Stock Option Plan provides that upon a change in control of the Company, the Committee may accelerate the vesting of any outstanding options, or cancel outstanding options and make a cash payment to the Named Executives equal to the difference between the fair market value of the Company's Common Stock and the option exercise price.

     There are no circumstances presently foreseeable under which the aggregate dollar amount payable upon a change of control reasonably can be estimated to have a material, adverse effect on the operating or financial condition of the Company. The Company has established a trust that will be used to fund its obligations under the Management Annual Incentive Plan, the Stock Incentive Plan, the Executive Restricted Stock Incentive Plan, the 1986 Stock Option Plan and certain otherwise unfunded benefit plans in the event of a change in control or a potential change in control. In 1988, the Company also established a trust that will be used to fund its obligations under otherwise unfunded benefit plans providing deferred compensation and retirement benefits to nonemployee directors of the Company. Presently these trusts have been nominally funded.

DIRECTOR COMPENSATION

     The Annual Basic Retainer of nonemployee directors is $45,000 per annum. In addition, nonemployee directors are paid meeting attendance fees of $1,000 for regular committee meetings and $2,000 for special Board or committee meetings. An additional annual retainer of $6,000 is paid to each nonemployee chairman of a standing committee.

     In lieu of receiving the Annual Basic Retainer and meeting fees in cash, each nonemployee director may elect, pursuant to the Directors Deferred Compensation Plan, to defer receipt of such amounts until a date determined by a director or until retirement from the Board. Alternatively, for years prior to 1996, each nonemployee director could have elected to receive, in lieu of the Annual Basic Retainer fee, a nonqualified stock option covering 2,000 shares of the Company's Common Stock (subject to adjustment in the event of stock splits or other changes in the Company's Common Stock or capital structure) pursuant to the Company's 1989 Director Stock Option Plan (the "Director Plan"). In February 1996, the Board of Directors decided to terminate the Director Plan, except to the extent options were outstanding. Historically, such options were granted on the date following commencement of the annual meeting of shareholders, became fully exercisable on the first anniversary of the date of grant and expired five years from the date of grant. During 1996, 8,000 shares of the Company's Common Stock were issued pursuant to the exercise of previously granted options under the Director Plan. As of December 31, 1996, options for 18,000 shares of the Company's Common Stock were outstanding under the Director Plan.

     Prior to February 1996, pursuant to the Cooper Industries, Inc. Directors Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board's director tenure policy was entitled to receive a benefit amount equal to the annual basic retainer for nonemployee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable annually on January 2 for the preceding year, or quarterly if elected, for the number of years in which the director served on the Board (counting a fractional year as a full year), with payment to cease with the death of the retired director. In February 1996, the Board decided to terminate the Plan and no additional benefits will accrue after such date. Any vested benefits under the Plan were grandfathered.

     The Directors' Stock Plan, which was approved by the shareholders on April 30, 1996, replaces the Director Plan and the Directors Retirement Plan and provides for a grant to each nonemployee director of 400 shares of Common Stock of the Company on each annual meeting date with a maximum of 1,200 shares to be issued to any individual director. The Plan further provides for an annual grant to each nonemployee director of a stock option for 1,000 shares at fair market value. The option vests on the third anniversary of the date of grant and has a 10-year term. As of December 31, 1996, options for 9,000 shares were outstanding under the Directors' Stock Plan.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board selects the Company's independent auditors for each year. During the year ended December 31, 1996, Ernst & Young LLP was employed principally to perform the annual audit and to render other services.

     Representatives of Ernst & Young will be present at the meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements included in Appendix A hereto. Representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so.

                            SHAREHOLDERS' PROPOSALS

     Shareholders' proposals intended to be presented at the 1998 Annual Meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) on or before November 12, 1997 for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposal is submitted and who continue in such capacity through the meeting date, of at least one percent or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

                                 OTHER BUSINESS

     The Board is not aware of any other matters that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

                                   FORM 10-K

     A copy of the 1996 Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as filed with the Securities and Exchange Commission will be available on Cooper's home page at www.cooperindustries.com or may be obtained upon request and without charge, by writing:

                           Public Affairs Department
                            Cooper Industries, Inc.
                                 P.O. Box 4446
                              Houston, Texas 77210

                                   APPENDIX A

                            COOPER INDUSTRIES, INC.

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     A-1
Consolidated Financial Statements:
  Report of Management......................................    A-10
  Report of Independent Auditors............................    A-11
  Consolidated Statements of Operations for the three years
     ended December 31, 1996................................    A-12
  Consolidated Balance Sheets as of December 31, 1996 and
     1995...................................................    A-13
  Consolidated Statements of Cash Flows for the three years
     ended December 31, 1996................................    A-14
  Consolidated Statements of Shareholders' Equity for the
     three years ended December 31, 1996....................    A-15
  Notes to Consolidated Financial Statements................    A-16

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

STATEMENTS OF OPERATIONS RECLASSIFICATIONS

     The 1995 and 1994 financial data related to revenues and operating data has been reclassified to conform to the 1996 format. The reclassifications had no effect on segment operating earnings or net income (loss). See Note 1 of the Notes to Consolidated Financial Statements for further information.

OVERVIEW

     Acquisitions and Divestitures During the last three years, Cooper's continuing operations have completed 16 acquisitions and three divestitures, including the sale of its forging business, Cameron Forged Products, through an exchange for Wyman-Gordon Company common stock. Cooper also exited the large power transformer business in 1994. In addition, in 1994, Cooper completed the pro rata distribution to shareholders of the common stock of Gardner Denver Machinery Inc., and in 1995, divested the remaining businesses comprising the former Petroleum & Industrial Equipment segment through an exchange offer with shareholders for common stock of Cooper Cameron Corporation ("Cooper Cameron"). The acquisitions have been in complementary product lines that enhance areas of strength, while the dispositions have been of noncore or under-performing businesses. In the third quarter of 1996, Cooper engaged an investment banking firm to evaluate the possible sale or strategic realignment of its Kirsch window treatments division. Cooper signed a letter of intent for the sale of the Kirsch division in January 1997. The consummation of the sale is subject to government antitrust clearance. For the year ended December 31, 1996, Kirsch had revenues of $253 million.

     Nonrecurring Gains and Expenses In the third quarter of 1995, Cooper began to sell the common shares of Belden Inc. ("Belden") that it retained following the 1993 initial public offering of Belden's common stock. In 1996, Cooper sold the remaining common shares of Belden and all of the shares of Cooper Cameron retained in the 1995 exchange offer with shareholders. During 1996, Cooper initiated a strategic review of most of its businesses and operations. Actions resulting from this review included the decision to retain an investment banking firm to evaluate the possible sale of Kirsch; a change in the strategic direction of the automotive brake business and the write-down of long-lived assets and goodwill associated with certain brake product lines; and nonrecurring charges related primarily to facility closings and consolidations and resolution of environmental litigation. During 1996, Cooper incurred nonrecurring charges, which, when combined with the realization of gains from the sale of marketable equity securities, resulted in a net gain of $.05 per share. In 1995, Cooper recognized gains from the sale of the Belden marketable equity securities of $.05 per share. Cooper is continuing to strategically review product lines and geographic manufacturing and distribution, which could result in future charges in the Tools & Hardware and Automotive Products segments. See Notes 2 and 6 of the Notes to Consolidated Financial Statements for further information. Cooper will also incur severance costs related to facility closings and consolidations that had not been completed as of December 31, 1996 as these costs are expensed when the employees affected are notified.

     Capitalization On January 1, 1995, Cooper exchanged all of its outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. While the exchange boosted the debt-to-total capitalization ratio above Cooper's preferred target, it generated in excess of $20 million per year of additional net cash flows. On January 22, 1997, Cooper called for redemption $190 million of the 7.05% Convertible Subordinated Debentures of which $165.4 million was converted to approximately 4 million shares of Cooper Common stock and $24.6 million was redeemed for cash on February 21, 1997. On March 5, 1997, Cooper announced that it will call an additional $300 million of the 7.05% Covertible Subordinated Debentures for redemption on April 18, 1997. On June 30, 1995, Cooper reduced common shares outstanding by 9.5 million shares through the completion of the exchange offer with shareholders for the common stock of Cooper Cameron. In December 1995, Cooper issued $222.8 million in 6% Exchangeable Notes (DECS(SM) -- Debt Exchangeable for Common Stock) due January 1, 1999. The notes are mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares. The notes are in effect a monetization of Cooper's investment in Wyman-Gordon common stock and will result in Cooper realizing a minimum after-tax gain of $100.6 million at maturity of the notes. In addition, Cooper retained the first 16% of appreciation in the fair market value of the Wyman-Gordon common stock between the date of issuance of the notes and their maturity, plus 13.8% of any additional appreciation beyond the first 16%.

     Cooper has invested $599.0 million in capital assets related to modernization and expansion of facilities plus significant amounts related to the integration of newly-acquired businesses and the revitalization of existing ones during the last three years. More important, the Cooper of 1996 is a much different company than it was in 1993, and one that the Company believes is well prepared for the increasingly competitive global marketplace.

     The financial information and discussions that follow, along with the Consolidated Financial Statements and related footnotes, will aid in understanding Cooper's results of operations as well as its financial position, cash flows and indebtedness.

REVENUES

                                                                  YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                                 1996       1995       1994
                                                               --------   --------   --------
                                                                       (IN MILLIONS)
Electrical Products.........................................   $2,407.5   $2,089.7   $2,034.8
Tools & Hardware............................................      973.0      962.4      897.9
Automotive Products.........................................    1,903.2    1,758.8    1,579.8
                                                               --------   --------   --------
          Total Revenues                                       $5,283.7   $4,810.9   $4,512.5
                                                               ========   ========   ========

     1996 vs. 1995 Revenues Cooper's 1996 revenues increased 10% over 1995. Excluding the impact of seven 1996 acquisitions, three 1995 acquisitions (including the CEAG acquisition on December 31, 1995) and one small 1996 divestiture, revenues for 1996 were up 5%.

     The Electrical Products segment comprised approximately 46% of Cooper's total revenues in 1996, as revenues increased 15% over 1995. Excluding the effects of three 1996 acquisitions and two 1995 acquisitions (including the CEAG acquisition on December 31, 1995), revenues increased 6%. Sales of electrical construction materials, lighting fixtures and power distribution products benefited from continued strength in industrial production and commercial and industrial construction and renovation activity. Strong international demand for a number of the segment's transformer and power management products and a recovery from the 1995 economic downturn in Mexico contributed to the revenue increase. New product introductions also added to revenues in 1996.

     The Tools & Hardware segment made up approximately 18% of Cooper's total revenues in 1996, with revenues increasing slightly over the 1995 level. Excluding the effects of two small 1996 acquisitions, revenues were flat when compared to 1995. Sales of power tools and assembly equipment continue to grow to meet demand from the automotive and aircraft assembly industries, both domestically and internationally. However, slowing demand in the European markets for hand tools and drapery hardware products and the disruptions from the implementation of a new hand tools distribution center in North America offset the revenue gains from power tools and assembly equipment.

     The Automotive Products segment contributed approximately 36% of Cooper's total revenues in 1996, with revenues increasing 8% over 1995. Excluding the effects of two 1996 acquisitions and one 1995 acquisition, revenues increased 5% over last year. Harsh winter weather and lean distributor inventories boosted domestic aftermarket demand for wiper blades and ignition products early in the year. New customers for lighting products and a partial recovery from the 1995 economic downturn in Mexico also increased revenues. Product sales for the original equipment market improved as a result of increased light vehicle production and increased placement of products on new vehicle platforms. However, a decline in sales of temperature control products, the result of a mild summer and related product returns; a decline in domestic sales of heavy duty brake components, the result of decreases in original equipment production; and lower European aftermarket sales, influenced by weak economic conditions there, offset some of the gains made in other product categories.

     1995 vs. 1994 Revenues Cooper's 1995 revenues increased 7% over 1994. Excluding the impact of two 1995 acquisitions (the acquisition of CEAG on December 31, 1995 had no effect on revenues in 1995), six 1994 acquisitions, one 1994 divestiture and the closure of the large power transformer business, revenues for 1995 were up 3%.

     The Electrical Products segment comprised approximately 43% of Cooper's total revenues in 1995, with revenues increasing 3% over 1994. Excluding the effects of four small acquisitions and the closure of the large power transformer business in 1994, revenues increased 5%. Steady demand from maintenance, repair and renovation activity continued to benefit the Electrical Products segment. Electrical circuit protection products, lighting fixtures and power distribution products all benefited from the continued strength of industrial production and nonresidential construction. Product-line additions and new product introductions also added to revenues in 1995. Offsetting a portion of these increases was a significant decline in revenues in Mexico as a result of the economic downturn in that country that followed the December 1994 devaluation of the Mexican currency.

     The Tools & Hardware segment, which was not affected by acquisitions or divestitures, comprised approximately 20% of Cooper's total revenues in 1995, with revenues increasing 7% over 1994. Continued strength in domestic commercial construction and industrial production and the impact of new product introductions benefited demand for domestic hand tools, power tools and drapery hardware. However, the slowdown in home construction activity and sales of existing homes tempered the gains made in hand tool and window treatment sales. European demand held up well throughout the year.

     The Automotive Products segment comprised approximately 37% of Cooper's total revenues in 1995, with revenues increasing 11% over 1994. Excluding the effects of one 1995 acquisition, three 1994 acquisitions, and one 1994 divestiture, revenues for the segment decreased about 2%. Weakness in the domestic aftermarket, as a result of reduced vehicle maintenance activity, consolidations within the distribution channels and competitive market conditions, affected demand for many products. In addition, demand from Mexico and Latin America slowed significantly during 1995 due to the economic downturn in Mexico following the devaluation of Mexico's currency in December 1994. Domestic original equipment demand held up relatively well throughout the year, while European product demand for both original equipment and aftermarket products continued its modest growth.

SEGMENT OPERATING EARNINGS

                                                               YEAR ENDED DECEMBER 31,
                                                               ------------------------
                                                                1996     1995     1994
                                                               ------   ------   ------
                                                                    (IN MILLIONS)
Electrical Products.........................................   $405.3   $355.5   $326.3
Tools & Hardware............................................    111.4    111.2    102.4
Automotive Products.........................................     87.3    180.7    190.1
                                                               ------   ------   ------
          Segment Operating Earnings                           $604.0   $647.4   $618.8
                                                               ======   ======   ======

     1996 vs. 1995 Segment Operating Earnings Segment operating earnings in 1996 include an $85.3 million write-down of assets in the Automotive Products segment and $21.7 million in other nonrecurring charges related primarily to facility closings and consolidations. The write-down of assets in the Automotive Products segment will reduce depreciation and amortization costs equivalent to approximately $.03 per share in 1997. The other nonrecurring charges have an insignificant impact on future earnings and the future expenditures related to facility closings and consolidation are expected to be immaterial. See Note 2 of Notes to Consolidated Financial Statements. Excluding nonrecurring charges of $107 million, segment operating earnings in 1996 increased 10% over 1995. Acquisitions contributed approximately $45 million or 7% of the increase in segment operating earnings over 1995.

     The Electrical Products segment operating earnings improved 14% from a year ago, and contributed 57% of the Company's total segment operating earnings. Return on revenues decreased only slightly in 1996 to 16.8% due to an unfavorable mix of power distribution products and a proportionately lower contribution of higher-margin fuse products. Three 1996 acquisitions and two 1995 acquisitions, including CEAG, added approximately $36 million of incremental earnings to 1996. Excluding this impact, segment operating earnings were up 4% over 1995. This resulted from the growth in revenues from improvements in construction markets, cost reduction efforts and a more favorable product line mix beginning in the third quarter of 1996. The 1996 Electrical Products segment operating earnings include a $3 million nonrecurring charge primarily related to the anticipated loss on the sale of property and equipment at a facility that will be closed.

     The Tools & Hardware segment operating earnings were flat when compared to last year with the segment contributing 16% of total segment operating earnings before nonrecurring charges. The incremental earnings impact from two 1996 acquisitions was less than $2 million. Return on revenues of 11.4% in 1996 was just below the 1995 level of 11.6%. The favorable impact from prior cost-improvement actions, including the consolidation of forged hand tools manufacturing, and increased sales of power assembly tools were offset by implementation costs incurred in the warehouse and distribution system conversion at the hand tools operations, nonrecurring expenses of $2 million for legal and other costs related to sales of imported mini blinds containing lead paint, and the effects of slower European markets.

     The Automotive Products segment operating earnings, before nonrecurring expenses of $102 million, increased 5% from 1995 and contributed 27% of total segment operating earnings. Two acquisitions provided all of the increase in the Automotive Products segment operating earnings. Return on revenues, before nonrecurring expenses, declined from 10.3% in 1995 to 9.9% in 1996. Increased sales in the North American market for most ignition, wiper, lighting and steering and suspension products in 1996 contributed to earnings. However, the North American reduction in production of vehicles utilizing heavy-duty brake products; continuing severe price competition for brake and temperature control products and a weak European aftermarket offset the increased sales and related earnings and contributed to the decline in return on revenues. In addition, customer changeover costs more than doubled in 1996 as a result of adding two new large customers and several smaller customers. Price competition continued in 1996, offsetting many of the efficiency gains achieved through facility consolidations.

     1995 vs. 1994 Segment Operating Earnings Segment operating earnings in 1995 increased 5% over the $619 million reported in 1994. Divestitures had an insignificant impact on total company year-to-year comparisons, while acquisitions made during the two years improved segment operating earnings by approximately $45 million in 1995 when compared to 1994.

     The Electrical Products segment operating earnings improved 9%, with the segment contributing 55% of total segment operating earnings. The 1994 closure of the large power transformer business and four small acquisitions during the two-year period had an insignificant impact on the year-to-year earnings comparison. The benefits of revenue growth and ongoing cost-improvement programs led to an improvement in return on revenues from 16.0% in 1994 to 17.0% in 1995. Moreover, these benefits offset the business decline in Mexico resulting from the December 1994 devaluation of the Mexican currency and costs associated with the transitional effects of relocation activities in one of the businesses comprising this segment.

     The Tools & Hardware segment operating earnings, which were not affected by either divestitures or acquisitions in the year-to-year comparisons, increased 9% with the segment contributing 17% of total segment operating earnings. Return on revenues increased slightly over 1994 from 11.4% to 11.6%. Operating earnings for this segment benefited from the improvement in sales of hand and power tools and drapery hardware and leveraging of fixed costs. These benefits more than offset expenses related to disruptions from plant consolidation programs and several new product introductions.

     The Automotive Products segment operating earnings decreased 5%, with the segment contributing 28% of total segment operating earnings. A 1994 divestiture had an insignificant impact on the year-to-year segment operating earnings comparison. However, four acquisitions added approximately $45 million to the segment's operating earnings. The return on revenues declined from 12.0% in 1994 to 10.3% in 1995. Gains from product additions and business consolidations were more than offset by weak domestic aftermarket demand, continued severe price competition and initial costs incurred in obtaining several new distribution accounts. Additionally, the decline in Mexican demand from the December 1994 devaluation of the Mexican currency negatively impacted operating earnings during 1995.

OTHER INCOME AND EXPENSE

                                                               YEAR ENDED DECEMBER 31,
                                                               ------------------------
                                                                1996     1995     1994
                                                               ------   ------   ------
                                                                    (IN MILLIONS)
Segment Operating Earnings..................................   $604.0   $647.4   $618.8
Other Income................................................    173.4     37.2     33.2
General Corporate Expense...................................    (77.3)   (55.6)   (74.0)
Interest Expense............................................   (142.1)  (151.0)   (73.3)
                                                               ------   ------   ------
  Income from Continuing Operations before Income Taxes.....   $558.0   $478.0   $504.7
                                                               ======   ======   ======

     1996 vs. 1995 Other Income Other income increased $136 million in 1996 compared to 1995. The gains on the sale of marketable equity securities of Belden and Cooper Cameron totaling $150.4 million in 1996 compared to $11.7 million in 1995 represented the majority of the change. See Note 6 of Notes to Consolidated Financial Statements.

     1995 vs. 1994 Other Income Other income increased $4 million in 1995, primarily from an $11.7 million gain on the sale of Belden common shares offset by a decrease in the amount received from Belden under a tax sharing agreement.

     1996 vs. 1995 General Corporate Expense General corporate expenses increased $22 million in 1996 compared to 1995. The 1996 general corporate expense includes $10.9 million in nonrecurring expenses. Most of the nonrecurring expense related to environmental litigation. The remainder of the increase from 1995 is related to costs in connection with the stock incentive plan adopted by shareholders in 1996, increased corporate charitable contributions and severance and retirement expenses.

     1995 vs. 1994 General Corporate Expense General corporate expenses decreased $18.4 million in 1995 primarily as a result of the downsizing of the corporate office in 1995, a reduction in postemployment benefit costs retained in the divestiture of businesses, and reductions from the 1994 level of corporate charitable contributions.

     1996 vs. 1995 Interest Expense Interest expense decreased $8.9 million in 1996 from the 1995 level. The decline was driven by lower average interest rates and lower average debt levels.

     1995 vs. 1994 Interest Expense Interest expense increased $77.7 million in 1995. Approximately $48.7 million of the increase was the result of Cooper exchanging on January 1, 1995, all of the outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. While the exchange increased interest expense, it eliminated preferred dividends of $53.3 million, which were not tax deductible, generating in excess of $20 million per year of additional net cash flows. The remainder of the increase in interest expense is approximately equally attributable to the higher average debt outstanding in 1995 following the fourth quarter 1994 acquisitions of Abex Friction Products and Zanxx and an increase in the average interest rate on outstanding debt.

INCOME FROM CONTINUING OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------   ------   ------
                                                                (IN MILLIONS, EXCEPT
                                                                  PER SHARE DATA)
Income from Continuing Operations before Income Taxes.......  $558.0   $478.0   $504.7
Income Taxes................................................   242.6    197.4    211.9
                                                              ------   ------   ------
Income from Continuing Operations...........................  $315.4   $280.6   $292.8
                                                              ======   ======   ======
Fully Diluted Earnings per Share from Continuing
  Operations................................................  $ 2.77   $ 2.41   $ 2.10
                                                              ======   ======   ======

     1996 vs. 1995 Income from Continuing Operations Income from continuing operations before income taxes, exclusive of the third quarter 1996 gain of $107.2 million on the sale of marketable equity securities and the $85.3 million write-down in the Automotive Products segment, increased 12% to $536.1 million compared to $478.0 million in 1995. The increase results primarily from the increase in operating earnings and the reduction in interest expense offset partially by an increase in general corporate expense.

     The effective tax rate increased to 43.5% in 1996 from 41.3% in 1995. The increase resulted primarily from the third quarter asset write-down in the Automotive Products segment, which included a write-down of goodwill that was not deductible for income tax purposes. Excluding the third quarter gain on the sale of marketable equity securities and the nonrecurring write-down, the effective tax rate decreased from 41.3% in 1995 primarily as a result of higher earnings decreasing the impact of nondeductible goodwill amortization.

     Income from continuing operations increased 12% due to the factors outlined above, while fully diluted earnings per share from continuing operations increased 15%. The full-year impact of the reduction in average shares outstanding resulting from the Cooper Cameron Exchange Offer completed in mid-year 1995, accounted for $.09 per share of the earnings per share increase. See Discontinued Operations on page A-6. Both 1996 and 1995 earnings per share include a net contribution (net of nonrecurring expenses in 1996) of $.05 per share from the sale of marketable equity securities.

     1995 vs. 1994 Income from Continuing Operations Income from continuing operations before income taxes for 1995 decreased 5%. This decrease reflects the increase in segment operating earnings and the decrease in general corporate expenses offset by the 106% increase in interest expense as discussed under "1995 vs. 1994 Interest Expense."

     The effective tax rate decreased slightly from 42.0% in 1994 to 41.3% in 1995. Income from continuing operations decreased 4% due to the combination of the above factors, while fully diluted earnings per share from continuing operations increased by 15%. The reduction in average shares outstanding resulting from the Cooper Cameron Exchange Offer in mid-year 1995, the Preferred Stock being antidilutive in 1994 and the increased income available to Common shareholders resulting from the Preferred Stock conversion, each contributed to the earnings per share increase.

PERCENTAGE OF REVENUES

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------   ------   ------
Revenues....................................................  100.0%   100.0%   100.0%
Cost of Sales...............................................   68.4%    68.5%    67.8%
Selling and Administrative Expenses.........................   18.3%    17.5%    18.1%

     Historically, Cooper has reported depreciation and amortization as a separate line in its statements of operations and, until the third quarter of 1996, reported other income as a component of revenue. The statements of operations for the years ended December 31, 1996, 1995 and 1994 have been reclassified to (i) conform the classification of amounts billed to customers and refunded upon the return of a rebuildable part; (ii) include depreciation expense in its natural expense categories of cost of sales and selling and administrative expenses; (iii) reflect goodwill amortization as a separate line item; and (iv) include other income and expenses as a separate line item. The new statements of operations presentation is more consistent with the presentation of other companies in similar lines of business. The reclassifications have an insignificant effect on the previously reported year-to-year comparison of cost of sales and selling and administrative expenses. See Note 1 of the Notes to Consolidated Financial Statements for further information.

     1996 vs. 1995 Percentage of Revenues Cost of sales, as a percentage of revenues, declined to 68.4% from 68.5% in 1995. The improvement in the cost of sales percentage reflects the continued improvement in operating efficiencies achieved through manufacturing and distribution improvement programs, the emphasis beginning in 1995 on top line growth through new products, market penetration and acquisitions offset in part by disruptions resulting from consolidations and facility closings and the large increase in transformer sales, which carry a lower margin. Excluding nonrecurring expenses in 1996, cost of sales as a percentage of revenues declined to 68.2%. Selling and administrative expenses, as a percentage of revenues, increased to 18.3% in 1996 from 17.5% in 1995. Excluding nonrecurring expenses, selling and administrative as a percentage of revenues, increased to 17.9%. The increase of .4 points in 1996, excluding nonrecurring charges, is primarily attributable to higher selling and administrative expenses of the CEAG acquisition acquired December 31, 1995, the higher corporate general expenses discussed under "General Corporate Expense", additional investments in personnel and other sales expenses, primarily in the businesses comprising the Electrical Products segment, and high customer changeover expenses in the Automotive Products segment.

     1995 vs. 1994 Percentage of Revenues As a percentage of revenues, cost of sales increased to 68.5% from 67.8% and selling and administrative expenses decreased to 17.5% from 18.1%. The .7 percentage point increase in the cost of sales percentage is primarily attributable to the weakness and competitive conditions in the Automotive Products aftermarket and operating inefficiencies related to facility consolidations. The decline in selling and administrative expenses as a percentage of revenues was primarily a result of management's efforts to increase productivity and reduce inefficiencies in all segments and the corporate office.

DISCONTINUED OPERATIONS

     In September 1994, Cooper announced its decision to discontinue its Petroleum & Industrial Equipment segment through an exchange offer with holders of Cooper Common stock. On June 30, 1995, Cooper's Common shareholders exchanged
9.5 million shares of their Cooper Common stock for common stock of Cooper Cameron Corporation, a newly formed company that included all of the assets and liabilities of the four divisions that comprised Cooper's Petroleum & Industrial Equipment segment, as well as $375 million of allocated indebtedness. Operating results of the Petroleum & Industrial Equipment segment are reported as discontinued operations in the consolidated statements of operations. See Note 19 of the Notes to Consolidated Financial Statements for additional information.

     Cooper's consolidated results for 1994 included income from the operations of the discontinued Petroleum & Industrial Equipment segment of $.3 million. The 1994 results include the operations through September 30, 1994, the date the segment was reflected as a discontinued operation.

     The $313 million charge for discontinued operations, net of $7.9 million in taxes ($2.74 per share) recorded by Cooper in the third quarter of 1994, consisted of the estimated difference between the historical cost of Cooper's investment in Cooper Cameron and the estimated market value of Cooper Cameron equity ($288 million), Cooper Cameron's estimated operating losses during the period October 1, 1994 through the projected date Cooper Cameron would become a public company ($9.8 million) and transaction costs ($15.2 million). The estimated market value of Cooper Cameron equity, which was determined by the Company with the advice of its financial advisors, was based on Cooper Cameron's historical and projected results of operations and cash flows and market comparables for a selected group of peer companies.

     In the second quarter of 1995, Cooper recorded an additional charge of $186.6 million ($1.67 per share) to reflect the actual loss on the split-off of Cooper Cameron. The charge was composed of the difference between the historical cost of Cooper's investment in Cooper Cameron remaining after the September 1994 estimated charge and the market value of Cooper Cameron common stock during the first few days the common stock traded on a national exchange ($162.8 million), additional Cooper Cameron operating losses during the period October 1, 1994 through June 30, 1995 ($20.3 million) and additional transaction costs ($3.5 million). The additional operating losses and transaction costs resulted primarily from the delay in completing the exchange transaction and the recording by Cooper Cameron of a $17 million pretax charge in the second quarter of 1995 for the write-down of receivables due from customers in Iran.

     Under the provisions of the Asset Transfer Agreement between Cooper and Cooper Cameron, Cooper Cameron was responsible, other than for certain agreed amounts of estimated operating losses, for its cash requirements between October 1, 1994 and the expiration date of the Exchange Offer. Other than for income tax liabilities for periods prior to the completion of the Exchange Offer, Cooper did not retain any liabilities, contingent or otherwise, with respect to the discontinued operations.

     The Petroleum & Industrial Equipment segment revenues were $523.1 million for the six-month period ended on the exchange date of June 30, 1995 and $1.11 billion during the year ended December 31, 1994. Excluding the effects of the spinoff of Gardner Denver Machinery Inc. during 1994, the decline in revenues was 22% in 1994. This decline resulted primarily from the drop in oil prices in late 1993 that caused many of the customers for products produced by the discontinued operations to delay or cancel anticipated orders. The magnitude and suddenness of the downturn exceeded the ability of the operations to reduce costs, resulting in a significant decline in margins. In addition, competitive pricing caused margins to decline even further.

EARNINGS OUTLOOK

     The following sets forth the Company's general earnings outlook for 1997, based on current expectations. The statements are forward looking and actual results may differ materially. The comparative figures for 1997 include the effects of acquisitions and divestitures made during 1996 and exclude the Kirsch division from the Tools & Hardware segment in 1996 and 1997.

     The Company expects revenues to increase by approximately five percent or more for each business segment. The Company expects operating earnings for the Electrical Products segment to increase by approximately five to 10 percent. Operating earnings for the Tools & Hardware segment are expected to increase by approximately 10 percent or more. Operating earnings for the Automotive Products segment are expected to increase by approximately 15 percent or more.

     The above forward looking statements involve a number of assumptions, risks and uncertainties. The primary economic assumptions include, without limitation,
(i) modest growth in the domestic economy; (ii) no further weakening in European markets; (iii) a modest increase in construction spending worldwide; (iv) no significant change in raw material costs; and (v) no major customer consolidation in the automotive aftermarket. The estimates also assume, without limitation, no significant change in competitive conditions and such other risk factors as are discussed from time to time in the Company's periodic filings with the Securities and Exchange Commission.

PRICING AND VOLUME

     In each of Cooper's segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.

     It is Cooper's best judgment that, excluding the year-to-year effects of acquisitions and divestitures, unit volume increased in the Electrical Products and Automotive Products segments but declined in the Tools & Hardware segment in 1996. During 1995, unit volume increased in the Electrical Products and Tools & Hardware segments and decreased in the Automotive Products segment due to the weak domestic aftermarket.

     During the three-year period ending in 1996, Cooper was unable to increase prices to fully offset cost increases in selected product offerings in all segments. Cooper has been able to control costs through manufacturing improvements and other actions during this period so that the inability to increase prices has not significantly affected profitability in the segments, except for power equipment products within the Electrical Products segment during 1994.

EFFECT OF INFLATION

     During each year, inflation has had a relatively minor effect on Cooper's results of operations. This is true primarily for three reasons. First, in recent years, the rate of inflation in Cooper's primary markets has been fairly low. Second, Cooper makes extensive use of the LIFO method of accounting for inventories. The LIFO method results in current inventory costs being matched against current sales dollars, such that inflation affects earnings on a current basis. Finally, many of the assets and liabilities included in Cooper's Consolidated Balance Sheets are recorded in connection with business combinations that are accounted for as purchases. At the time of such acquisitions, the assets and liabilities are adjusted to fair market value and, therefore, the cumulative long-term effect of inflation is reduced.

LIQUIDITY AND CAPITAL RESOURCES

  Operating Working Capital

     For purposes of this discussion, operating working capital is defined as receivables and inventories less accounts payable.

     In 1996, operating working capital decreased $58 million as a reduction in accounts receivable of $33 million and an increase in accounts payable of $32 million contributed to the improvement. Operating working capital turns increased in excess of 10%.

     In 1995, operating working capital decreased $16 million primarily driven by a reduction of inventories during the year. All three segments contributed to the reduction of inventory. Management attention was focused in 1995 on reducing the build up of inventories that occurred in 1994.

     During 1994, operating working capital increased by $135 million, reflecting increases in receivables and inventories, partially offset by higher accounts payable. The increase in receivables resulted from revenue growth and an industry-wide trend to an increased use of extended terms for receivables as a basis for competition. The increase in inventory occurred in all three segments and resulted from revenue growth in addition to initially higher inventory levels related to various warehouse and other consolidation projects.

  Cash Flows

     Net cash provided by operating activities in 1996 totaled $562 million. The cash generated from operating activities, and $259 million provided from the sales of marketable equity securities (See Note 6 of the Notes to Consolidated Financial Statements) and fixed assets, was utilized to finance acquisitions of $257 million, capital expenditures of $202 million, dividends of $143 million and debt reduction of $227 million.

     Net cash flows provided by operating activities in 1995 totaled $550 million. This cash, in addition to $40 million generated by sales of fixed assets and marketable equity securities, was used to fund capital spending of $188 million, dividends of $164 million, debt reduction of $186 million and discontinued operations of $48 million.

     During 1994, net cash flows provided by operating activities totaled $321 million. These cash flows as well as the $40 million of net cash flows generated by discontinued operations and other miscellaneous cash flows totaling a net of $27 million, provided all but $27 million of the $415 million used for dividends and capital expenditures. This $27 million, combined with the $281 million utilized for acquisitions and the $107 million of taxes paid with respect to the 1993 gain on the sale of Belden, accounts for the debt increase of $415 million.

     In connection with accounting for purchase business combinations, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Cash flow from operating activities for each of the three years in the period ended December 31, 1996, is reduced by the amounts expended on the various accruals established in connection with each acquisition. At December 31, 1996, Cooper had accruals totaling $48.0 million related to these activities. Cooper spent $24.3 million, $47.0 million and $61.3 million in 1996, 1995 and 1994, respectively. Spending in 1997 and future years is not expected to be at these levels, as most of the major projects related to earlier acquisitions have been completed and recent acquisitions do not involve significant restructuring activities. Cooper does not believe that future spending will impair Cooper's overall financial flexibility. See Note 7 of the Notes to Consolidated Financial Statements for further information.

  Debt

     The ratio of debt to total capitalization was 50.3%, 54.5% and 36.3% at year-end 1996, 1995 and 1994, respectively. The 1996 debt-to-total capitalization ratio includes the noncash effect of marking the DECS to market. Without this mark to market increase, the debt-to-total capitalization ratio would have been 49.0% at December 31, 1996. The increase in the 1995 ratio reflected the exchange, on January 1, 1995, of the $1.60 Convertible Exchangeable Preferred Stock for 7.05% Convertible Subordinated Debentures and the $614.1 million reduction in shareholders' equity from the June 30, 1995 exchange of Cooper Common shares for Cooper Cameron common shares. See Notes 8 and 19 of the Notes to Consolidated Financial Statements for further information on the terms of the debentures and the exchange offer.

     During 1996, Cooper filed a shelf registration statement for $300 million of medium-term notes. By December 31, 1996, $50 million of five-year notes had been issued at an average rate of 5.74%.

     On January 22, 1997, Cooper announced a call for redemption of $190 million of its $690 million of 7.05% Convertible Subordinated Debentures due 2015. Holders converted $165.4 million of the debentures to approximately 4 million shares of Cooper Common Stock and $24.6 million was redeemed for cash. See Note 8 of Notes to Consolidated Financial Statements. On March 5, 1997, Cooper announced that it will call an additional $300 million of the 7.05% Convertible Subordinated Debentures for redemption on April 18, 1997. The Company expects these actions to result in positive cash flow and modest earnings improvement.

     As a result of the higher-than-normal debt ratio discussed above, Cooper has and will be placing increased emphasis on maximizing the cash flows from its operations and reducing its investment in working capital. In addition, Cooper continues to explore other actions to reduce the debt ratio to Cooper's target range of 35 to 45%.

  Capital Expenditures and Commitments

     Spending on capital projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity was $202 million in 1996, $188 million in 1995 and $209 million in 1994. Projected commitments for capital expenditures for 1997 amount to $209 million. The commitments for 1997 include approximately $114 million for various cost-reduction and capacity-maintenance projects, including machinery and equipment modernization and enhancement and computer hardware and software projects, $32 million for capacity expansion, $13 million related to environmental matters and $50 million for other items.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Position 96-1 ("SOP 96-1"), Environmental Remediation Liabilities, was issued in October 1996 and its provisions are effective for fiscal years beginning after December 15, 1996. SOP 96-1 provides guidance on the recognition and measurement of environmental liabilities, including benchmarks to determine when environmental liabilities should be recognized. Cooper's current accounting policies comply with all of the significant provisions of SOP 96-1.

                              REPORT OF MANAGEMENT

     The management of Cooper Industries is responsible for the preparation, integrity and fair presentation of the accompanying Consolidated Financial Statements. Such Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management. Management also prepared the other information included in the 1997 Proxy Statement and is responsible for its accuracy and consistency with the Consolidated Financial Statements.

     The Consolidated Financial Statements have been audited by an independent accounting firm, Ernst & Young LLP, which was given unrestricted access to all financial records and related data, including minutes of meetings of shareholders, the Board of Directors, and committees of the Board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate.

     Cooper maintains a system of internal control designed to provide reasonable assurance to Cooper's management and Board of Directors that assets are safeguarded against loss, that transactions are authorized, executed and recorded in accordance with management's instructions, and accounting records are reliable for preparing published financial statements. The system of internal control includes: a documented organizational structure and division of responsibility; regular management review of financial performance and internal control activities; comprehensive written policies and procedures (including a code of conduct to foster a sound ethical climate) that are communicated throughout Cooper; and the careful selection, training and development of employees. Cooper's internal audit department monitors the operation of the internal control system and reports findings and recommendations to management and the Audit Committee. Prompt corrective action is taken to address control deficiencies and other opportunities for improving the internal control system.

     The Audit Committee of the Board of Directors, which is composed entirely of directors who are not officers or employees of Cooper, meets periodically with management, the independent auditors, and the director of internal audit to discuss the adequacy of internal control and to review accounting, reporting, auditing and other internal control matters. The internal and independent auditors have unrestricted access to the Audit Committee.

/s/ H. JOHN RILEY, JR.        /s/ D. BRADLEY McWILLIAMS.             /s/ TERRY A. KLEBE
  H. John Riley, Jr.          D. Bradley McWilliams                  Terry A. Klebe
Chairman, President and       Senior Vice President and              Vice President and
Chief Executive Officer       Chief Financial Officer                Controller

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cooper Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Cooper Industries, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper Industries, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                /s/  Ernst & Young LLP

Houston, Texas
January 23, 1997

                            COOPER INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                1996          1995          1994
                                                              ---------     ---------     ---------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................   $5,283.7      $4,810.9      $4,512.5
Cost of sales...............................................    3,614.9       3,297.5       3,059.8
Selling and administrative expenses.........................      968.8         841.1         817.4
Goodwill amortization.......................................       65.2          60.8          55.2
Automotive asset write-down.................................       85.3            --            --
Other (income) expense, net.................................     (150.6)        (17.5)          2.1
Interest expense............................................      142.1         151.0          73.3
                                                               --------      --------      --------
  Income from continuing operations before income taxes.....      558.0         478.0         504.7
Income taxes................................................      242.6         197.4         211.9
                                                               --------      --------      --------
  Income from continuing operations.........................      315.4         280.6         292.8
Income from discontinued operations, net of taxes...........         --            --            .3
Charge for discontinued operations..........................         --        (186.6)       (313.0)
                                                               --------      --------      --------
          Net income (loss).................................   $  315.4      $   94.0      $  (19.9)
                                                               ========      ========      ========
Income (loss) per Common share
  Primary:
     Income from continuing operations......................   $   2.93      $   2.51      $   2.10
     Loss from discontinued operations......................         --         (1.67)        (2.74)
                                                               --------      --------      --------
          Net income (loss).................................   $   2.93      $   0.84      $  (0.64)
                                                               ========      ========      ========
  Fully diluted:
     Income from continuing operations......................   $   2.77      $   2.41      $   2.10
                                                               ========      ========      ========
          Net income (loss).................................   $   2.77      $   0.84      $  (0.64)
                                                               ========      ========      ========
Cash dividends per Common share.............................   $   1.32      $   1.32      $   1.32
                                                               ========      ========      ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1995
                                                              --------      --------
                                                                  (IN MILLIONS)
Cash and cash equivalents...................................  $   16.1      $   17.7
Receivables.................................................     959.4         992.7
Inventories.................................................     971.1         963.5
Other.......................................................     151.5         153.4
                                                              --------      --------
          Total current assets..............................   2,098.1       2,127.3
                                                              --------      --------
Property, plant and equipment, less accumulated
  depreciation..............................................   1,241.3       1,232.1
Intangibles, less accumulated amortization..................   2,154.9       2,226.0
Investments in marketable equity securities.................     367.1         406.2
Deferred income taxes and other assets......................      89.0          72.3
                                                              --------      --------
          Total assets......................................  $5,950.4      $6,063.9
                                                              ========      ========

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt.............................................  $   98.2      $   34.3
Accounts payable............................................     586.2         553.8
Accrued liabilities.........................................     581.8         626.7
Accrued income taxes........................................      37.3          10.4
Current maturities of long-term debt........................      77.8         157.2
                                                              --------      --------
          Total current liabilities.........................   1,381.3       1,382.4
                                                              --------      --------
Long-term debt..............................................   1,737.7       1,865.3
Postretirement benefits other than pensions.................     606.4         620.0
Other long-term liabilities.................................     334.8         479.8
                                                              --------      --------
          Total liabilities.................................   4,060.2       4,347.5
                                                              --------      --------
Common stock, $5.00 par value...............................     540.2         539.4
Capital in excess of par value..............................     150.1         141.6
Retained earnings...........................................   1,275.3       1,100.3
Unearned employee stock ownership plan compensation.........     (92.9)       (121.6)
Other.......................................................      17.5          56.7
                                                              --------      --------
          Total shareholders' equity........................   1,890.2       1,716.4
                                                              --------      --------
          Total liabilities and shareholders' equity........  $5,950.4      $6,063.9
                                                              ========      ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1995       1994
                                                              -------    -------    -------
                                                                      (IN MILLIONS)
Cash flows from operating activities:
  Net income (loss).........................................  $ 315.4    $  94.0    $ (19.9)
  Loss from discontinued operations.........................       --      186.6      312.7
                                                              -------    -------    -------
  Income from continuing operations.........................    315.4      280.6      292.8
  Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization..........................    233.8      218.8      199.0
     Deferred income taxes..................................     13.3       65.4       81.4
     Automotive asset write-down............................     85.3         --         --
     Gain on sales of marketable equity securities..........   (150.4)     (11.7)        --
     Changes in assets and liabilities:(1)
       Receivables..........................................     46.6      (12.1)     (71.3)
       Inventories..........................................      3.3       68.2      (60.4)
       Accounts payable and accrued liabilities.............     (1.2)      16.6       25.6
       Accrued income taxes.................................     28.5      (33.2)      (8.0)
       Other assets and liabilities, net....................    (12.2)     (42.3)    (138.4)
                                                              -------    -------    -------
          Net cash provided by operating activities.........    562.4      550.3      320.7
                                                              -------    -------    -------
Cash flows from investing activities:
  Cash paid for acquired businesses.........................   (257.2)     (11.9)    (280.6)
  Capital expenditures......................................   (201.9)    (188.4)    (208.7)
  Proceeds from sales of marketable equity securities.......    231.4       14.4         --
  Proceeds from sales of property, plant and equipment......     27.6       25.8       15.4
  Taxes paid in 1994 with respect to the 1993 gain on the
     sale of Belden Inc.....................................       --         --     (107.0)
  Other.....................................................      2.3        (.4)      24.8
                                                              -------    -------    -------
          Net cash used in investing activities.............   (197.8)    (160.5)    (556.1)
                                                              -------    -------    -------
Cash flows from financing activities:
  Proceeds from issuances of debt...........................    316.0      704.7      722.0
  Repayments of debt........................................   (542.7)    (890.3)    (307.1)
  Dividends.................................................   (142.6)    (164.0)    (205.9)
  Purchase of treasury shares...............................       --         --      (19.9)
  Activity under employee stock plans and other.............      1.7       (5.8)      21.7
                                                              -------    -------    -------
          Net cash provided by (used in) financing
            activities......................................   (367.6)    (355.4)     210.8
                                                              -------    -------    -------
Cash flows provided (used) by discontinued operations.......       --      (47.7)      40.4
Effect of exchange rate changes on cash and cash
  equivalents...............................................      1.4        5.7       (3.5)
                                                              -------    -------    -------
Increase (decrease) in cash and cash equivalents............     (1.6)      (7.6)      12.3
Cash and cash equivalents, beginning of year................     17.7       25.3       13.0
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $  16.1    $  17.7    $  25.3
                                                              =======    =======    =======

---------------

(1) Net of the effects of acquisitions, divestitures and translation.

     The Notes to Consolidated Financial Statements are an integral part of these statements. See Note 18 for information on noncash investing and financing activities.

                            COOPER INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    $1.60
                                                 CONVERTIBLE              CAPITAL                  UNEARNED
                                                 EXCHANGEABLE            IN EXCESS              EMPLOYEE STOCK
                                                  PREFERRED     COMMON    OF PAR     RETAINED   OWNERSHIP PLAN
                                                    STOCK       STOCK      VALUE     EARNINGS    COMPENSATION     OTHER
                                                 ------------   ------   ---------   --------   --------------   -------
                                                                              (IN MILLIONS)
BALANCE DECEMBER 31, 1993......................     $33.2       $571.3   $1,122.1    $1,526.5      $(125.2)      $(118.3)
  Net loss.....................................                                         (19.9)
  Common stock dividends.......................                                        (152.6)
  Preferred stock dividends....................                                         (53.3)
  Dividend -- stock of Gardner Denver Machinery
     Inc.......................................                                        (152.9)
  Acquisition of treasury stock, at cost.......                                                                    (19.9)
  Conversion of $1.60 Preferred to Common......      (2.7)        5.0       (20.1)                                  17.8
  Conversion of debentures.....................        .1                     3.4
  Stock issued under employee stock plans......                    .3          .4                                    3.5
  Sale of additional shares to ESOP............                   8.0        74.3                    (82.3)
  Principal payments by ESOP...................                                                       53.4
  Adjustment for minimum pension liability.....                                                                     12.3
  Translation loss.............................                                                                     (2.3)
  Unrealized gain on investments in marketable
     equity securities.........................                                                                     47.8
  Other activity...............................                              (3.6)        5.6          6.7           2.5
                                                    -----       ------   --------    --------      -------       -------
BALANCE DECEMBER 31, 1994......................      30.6       584.6     1,176.5     1,153.4       (147.4)        (56.6)
  Net income...................................                                          94.0
  Common stock dividends.......................                                        (148.4)
  Exchange of Common stock for Cooper Cameron
     common stock..............................                 (47.5)     (382.6)                     2.6
  Redemption of $1.60 Preferred for 7.05%
     Convertible subordinated debentures.......     (30.6)                 (664.4)
  Stock issued under employee stock plans......                   1.8        12.0
  Principal payments by ESOP...................                                                       25.4
  Adjustment for minimum pension liability.....                                                                      8.7
  Translation loss.............................                                                                    (15.0)
  Unrealized gain on investments in marketable
     equity securities.........................                                                                    119.6
  Other activity...............................                    .5          .1         1.3         (2.2)
                                                    -----       ------   --------    --------      -------       -------
BALANCE DECEMBER 31, 1995                              --       539.4       141.6     1,100.3       (121.6)         56.7
  Net income...................................                                         315.4
  Common stock dividends.......................                                        (142.6)
  Stock issued under employee stock plans......                   0.5         4.4
  Principal payments by ESOP...................                                                       28.7
  Adjustment for minimum pension liability.....                                                                     (1.5)
  Translation loss.............................                                                                     (4.9)
  Unrealized gain on investments in marketable
     equity securities.........................                                                                     30.2
  Reclassification from unrealized gain on sale
     of marketable equity securities...........                                                                    (63.1)
  Other activity...............................                    .3         4.1         2.2                         .1
                                                    -----       ------   --------    --------      -------       -------
BALANCE DECEMBER 31, 1996......................     $  --       $540.2   $  150.1    $1,275.3      $ (92.9)      $  17.5(1)
                                                    =====       ======   ========    ========      =======       =======

---------------

(1) At December 31, 1996, "Other" included the minimum pension liability of $(47.8) million, net of tax, cumulative translation adjustments of $(69.3) million and the unrealized gain on Cooper's investment in Wyman-Gordon, net of the increase in the market value of the DECS(SM), of $134.6 million, net of tax.

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The Consolidated Financial Statements include the accounts of Cooper Industries, Inc. ("Cooper") and its majority-owned subsidiaries. Affiliated companies are accounted for on the equity method where Cooper owns more than 20% but less than 50% of the affiliate unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS: For purposes of the consolidated statements of cash flows, Cooper considers all investments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES: Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 71% and 70% of inventories at December 31, 1996 and 1995, respectively, were carried on the last-in, first-out (LIFO) method. The remaining inventories, which are primarily located outside the United States, are carried on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 18 years; and tooling, dies, patterns and other -- 5 to 10 years.

INTANGIBLES: Intangibles consist primarily of goodwill related to purchase acquisitions. With minor exceptions, the goodwill is being amortized over 40 years from the respective acquisition dates. The carrying value of Cooper's goodwill is reviewed by division or, if feasible, by acquisition at least annually or whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in cash flows.

INVESTMENTS IN MARKETABLE EQUITY SECURITIES: Marketable equity securities received or retained in connection with the divestiture of businesses are reflected as available-for-sale securities and are stated at fair market value at each balance sheet date, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity. The cost of securities sold is determined based on the specific identification method for purposes of recording realized gains and losses.

INTEREST RATE SWAP AGREEMENTS: Cooper uses interest rate swaps to manage its interest rate risk. The interest rate differential to be received or paid is recognized over the lives of the interest rate swaps as an adjustment to interest expense.

STATEMENTS OF OPERATIONS RECLASSIFICATIONS: The 1995 and 1994 consolidated statements of operations and the 1996 consolidated statement of operations included in a press release and filed in a Form 8-K with the Securities and Exchange Commission have been reclassified to (i) conform the classification of amounts billed to customers and refunded upon the return of a rebuildable part;
(ii) include depreciation expense in its natural expense categories of cost of sales and selling and administrative expenses; (iii) reflect goodwill amortization as a separate line item; and (iv) include other income and expenses as a separate line item. The reclassifications resulted in a decrease in revenue in Cooper's Automotive Products segment for amounts billed to customers and refunded when the customer returns a rebuildable part. Previously, several businesses of Cooper presented these billings and refunds in various manners. The conforming of the classification of these billings and refunds and the other reclassifications had no effect on segment operating earnings or net income
(loss). The new statements of operations presentation is more consistent with the presentation of other companies in similar lines of business.

RECENTLY ISSUED ACCOUNTING STANDARDS: Statement of Position 96-1 ("SOP 96-1"), Environmental Remediation Liabilities, was issued in October 1996 and its provisions are effective for fiscal years beginning after December 15, 1996. SOP 96-1 provides guidance on the recognition and measurement of environmental liabilities, including

                            COOPER INDUSTRIES, INC.

benchmarks to determine when environmental liabilities should be recognized. Cooper's current accounting policies comply with all of the significant provisions of SOP 96-1.

NOTE 2: NONRECURRING CHARGES

     During the third quarter of 1996 Cooper completed a strategic review of its automotive brake business, resulting in a write-down of approximately 21% of the long-lived assets of the business. The Wagner brake product lines, acquired as part of the McGraw-Edison acquisition in 1985, have been subjected to intense competitive pricing over the last several years and an anticipated profitability improvement during 1996 was not being realized. As a result of the review of the Wagner brake products, Cooper is replacing Wagner technology with technology acquired through the fourth quarter 1994 acquisition of Abex Friction Products. Based on the strategic review, Cooper concluded that the projected undiscounted cash flows of certain Wagner product lines would not recover the carrying value of the long-lived assets and goodwill associated with these product lines. Accordingly, Cooper recorded an $85.3 million write-down, including $31.5 million in goodwill, in the third quarter of 1996.

     The write-down will reduce depreciation and amortization costs equivalent to approximately $.03 per share in 1997. However, Cooper will incur expenses executing its revised brake strategy, which could offset some of the benefit of the reduced depreciation and amortization in 1997. The third-quarter 1996 gain on the sale of marketable equity securities totaling $107.2 million when combined with the charge for the asset write-down, resulted in an insignificant impact on net income and earnings per share for the third quarter and the year ended December 31, 1996.

     During 1996, Cooper initiated a strategic review of most of its businesses. As a result of those actions and certain legal matters, Cooper incurred nonrecurring charges totaling $32.6 million during 1996. A total of $3.0 million was incurred in the Electrical Products segment primarily related to a write-down of property and equipment on a facility that will be closed; $2.0 million in the Tools & Hardware segment for legal and other costs related to sales of imported mini blinds containing lead paint; $16.7 million in the Automotive Products segment primarily related to costs incurred on facility closings and consolidations and implementation of new computer hardware and software; and $10.9 million of corporate costs primarily related to environmental litigation. Cooper anticipates future cost savings from the facility closings and consolidations and the implementation of new hardware and software at one of its businesses, however, the amounts are not quantifiable with any degree of accuracy. The nonrecurring charges of $32.6 million have an insignificant effect on future earnings and future expenditures are expected to be immaterial. During 1996, a portion of the gains on the sales of marketable equity securities coincided with the nonrecurring charges.

     Cooper is continuing to strategically review product lines and geographic manufacturing and distribution which could result in future charges in the Tools & Hardware and Automotive Products segments. Cooper also engaged an investment banking firm in the third quarter of 1996 to evaluate the possible sale or strategic realignment of its Kirsch window treatments division. Cooper signed a letter of intent for the sale of the Kirsch division in January 1997. The consummation of the sale is subject to government anti-trust clearance. If the division is sold, Cooper anticipates that a gain will be realized.

NOTE 3: ACQUISITIONS AND DIVESTITURES

     In 1996, Cooper completed seven small product-line acquisitions and one small divestiture. The total cost of the acquisitions was approximately $97.4 million. A total of $73.3 million of goodwill was recorded, on a preliminary basis, with respect to the acquisitions. Three acquisitions and the divestiture were in the Electrical Products segment, two were in the Tools & Hardware segment and two were in the Automotive Products segment.

     In 1995, Cooper completed one large acquisition, two small product-line acquisitions, and the divestiture, through an exchange offer with shareholders, of Cooper Cameron Corporation ("Cooper Cameron") (See Note 19). Effective December 31, 1995, Cooper acquired CEAG Sicherheitstechnik GmbH ("CEAG") from Asea Brown Boveri AG, Mannheim. The total cost of the acquisition, which was paid on January 5, 1996, was approximately $164 million. CEAG manufactures and markets explosion proof electrical products and business security and emergency lighting products. The two small product-line acquisitions had an aggregate cost of $13.5 million. A total of $139.5 million of goodwill was recorded with respect to the three acquisitions. One small acquisition was in the Automotive Products segment and the two other acquisitions were in the Electrical Products segment.

                            COOPER INDUSTRIES, INC.

     Cooper completed one large acquisition, five small product-line acquisitions and two divestitures in 1994, in addition to the divestitures discussed in Note 19. Effective December 30, 1994, Cooper acquired the Abex Friction Products Division of Abex, Inc. The total cost of the acquisition, including $.6 million of indebtedness assumed, was $207.4 million. Abex Friction Products manufactures and markets non-asbestos brake friction materials for passenger cars, light and heavy-duty trucks and off-road vehicles. The five smaller acquisitions had an aggregate cost of $73.2 million. A total of $252.1 million of goodwill was recorded, including 1995 revisions of $9.8 million, with respect to the six acquisitions. Of the five small acquisitions, two were in the Automotive Products segment and three were in the Electrical Products segment.

     In 1994 Cooper completed the sale of its forging business, Cameron Forged Products, to Wyman-Gordon Company ("Wyman-Gordon") in exchange for 16.5 million newly issued shares of Wyman-Gordon common stock (48% of Wyman-Gordon's issued common stock) and $5 million in cash and notes. In connection with Cooper's intention not to maintain this investment for a long period, in December 1995, Cooper issued three-year 6% mandatorily exchangeable notes, due January 1, 1999, exchangeable into the 16.5 million shares of Wyman-Gordon (See Notes 6 and 8). Cooper has limited representation on Wyman-Gordon's Board of Directors and is required, except in certain circumstances, to vote its shares in accordance with the position recommended by Wyman-Gordon's Board of Directors or proportionately with the vote of the other shareholders. As a result, the Wyman-Gordon stock has been accounted for as a marketable equity security. The historical revenues and earnings of Cameron Forged Products, which were included in the Petroleum & Industrial Equipment segment, have not been treated as part of discontinued operations in order to reflect that Cooper's investment in this business continued in a new form (See Note 19). During 1994, Cooper also completed the sale, for cash proceeds of $27.3 million, of a small operation in the Automotive Products segment that was initially acquired as part of the Moog acquisition in 1992 and distributed the common stock of Gardner Denver Machinery Inc. to Cooper's shareholders (See Note 19).

     The acquisitions have been accounted for as purchases and the results of the acquisitions are included in Cooper's consolidated statements of operations since the respective acquisition dates.

NOTE 4: INVENTORIES

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                                                 (IN MILLIONS)
Raw materials...............................................  $  302.9   $  281.1
Work-in-process.............................................     205.2      227.5
Finished goods..............................................     513.8      495.1
Perishable tooling and supplies.............................      54.2       55.0
                                                              --------   --------
                                                               1,076.1    1,058.7
Excess of current standard costs over LIFO costs............    (105.0)     (95.2)
                                                              --------   --------
          Net inventories...................................  $  971.1   $  963.5
                                                              ========   ========

                            COOPER INDUSTRIES, INC.

NOTE 5: PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLES

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996        1995
                                                              ---------   ---------
                                                                  (IN MILLIONS)
Property, plant and equipment:
  Land and land improvements................................  $    82.9   $    83.3
  Buildings.................................................      569.7       561.8
  Machinery and equipment...................................    1,171.5     1,173.6
  Tooling, dies, patterns, etc..............................      171.0       145.3
  All other.................................................      303.0       204.9
  Construction in progress..................................      103.7        99.4
                                                              ---------   ---------
                                                                2,401.8     2,268.3
  Accumulated depreciation..................................   (1,160.5)   (1,036.2)
                                                              ---------   ---------
                                                              $ 1,241.3   $ 1,232.1
                                                              =========   =========
Intangibles:
  Goodwill..................................................  $ 2,614.7   $ 2,596.0
  Assets related to pension plans...........................        7.1         5.5
  Other.....................................................       10.7       103.8
                                                              ---------   ---------
                                                                2,632.5     2,705.3
  Accumulated amortization..................................     (477.6)     (479.3)
                                                              ---------   ---------
                                                              $ 2,154.9   $ 2,226.0
                                                              =========   =========

NOTE 6: INVESTMENTS IN MARKETABLE EQUITY SECURITIES

     At December 31, 1996, Cooper's investment in marketable equity securities consisted of its investment in Wyman-Gordon common stock (See Note 2) and at December 31, 1995, its investments in Belden Inc. ("Belden"), Wyman-Gordon and Cooper Cameron common stock (See Note 19). During 1996, Cooper sold the remaining common shares of Belden and all of the shares of Cooper Cameron common stock. In December 1995, Cooper issued DECS(SM) (Debt Exchangeable for Common Stock) which, at maturity, are mandatorily exchangeable into shares of Wyman-Gordon common stock or, at Cooper's option, into cash in lieu of shares. The number of shares or the amount of cash will be based on the average market value of Wyman-Gordon common stock on the 20 trading days prior to maturity on January 1, 1999 (the "WGC Maturity Price"). If the WGC Maturity Price is greater than or equal to $15.66 per share, the DECS(SM) will be exchangeable at maturity into 14.2 million shares of Wyman-Gordon common stock. If the WGC Maturity Price is less than or equal to $13.50 per share, the DECS(SM) will be exchangeable at maturity into 16.5 million shares of Wyman-Gordon common stock. If the WGC Maturity Price is between $13.50 and $15.66 per share, the DECS(SM) will be exchangeable into a number of shares of Wyman-Gordon common stock between 14.2 million and 16.5 million, based on an exchange ratio. If the DECS(SM) are redeemed for cash, the amount of cash will be equal to the number of Wyman-Gordon shares exchangeable under the terms of the DECS(SM) times the WGC Maturity Price. The DECS(SM) are a hedge of Cooper's investment in Wyman-Gordon common stock and will result in Cooper realizing a minimum after-tax gain of $100.6 million at maturity of the DECS(SM). This unrealized gain, plus any additional appreciation of the investment in Wyman-Gordon common stock since the issuance of the DECS(SM), is included in shareholders' equity as an unrealized gain on investments in marketable equity securities, net of tax. At December 31, 1996 Cooper's long-term debt includes an increase in the market value of Wyman-Gordon common stock exchangeable into DECS(SM) of $93.7 million. The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities included in shareholders' equity.

     The aggregate fair value of the marketable equity securities was $367.1 million and $406.2 million at December 31, 1996 and 1995, respectively. Gross unrealized gains on investments in marketable equity securities were $300.8 million ($207.1 million, net of the increase in the fair market value of the DECS(SM)) and $257.6 million at December 31, 1996 and 1995, respectively. Marketable equity securities were sold for proceeds of $231.4 million and $14.4 million, resulting in realized gains of $150.4 million and $11.7 million during 1996 and 1995, respectively. Cooper

                            COOPER INDUSTRIES, INC.

incurred nonrecurring charges during 1996 which when combined with the gains from the sale of marketable equity securities resulted in Cooper realizing $.05 per share in 1996. In 1995, Cooper realized $.05 per share from the sale of marketable equity securities.

NOTE 7: ACCRUED LIABILITIES

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1995
                                                              ------   ------
                                                               (IN MILLIONS)
Salaries, wages and employee benefit plans..................  $201.5   $213.0
Product and environmental liability accruals................    95.0    106.4
Commissions and customer incentives.........................    80.3     80.2
Facility integration of acquired businesses.................    48.0     65.6
Other (individual items less than 5% of total current
  liabilities)..............................................   157.0    161.5
                                                              ------   ------
                                                              $581.8   $626.7
                                                              ======   ======

     At December 31, 1996, Cooper had accruals of $30.7 million with respect to potential product liability claims and $132.2 million with respect to potential environmental liabilities, including $67.9 million classified as a long-term liability, based on Cooper's current estimate of the most likely amount of losses that it believes will be incurred.

     The product liability accrual consists of $7.0 million of known claims with respect to ongoing operations, $13.3 million of known claims for previously divested operations and $10.4 million which represents an estimate of claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, Cooper had insurance coverage for individual 1996 claims above $3.0 million. Insurance levels have varied from year to year.

     Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes $50.9 million related to sites owned by Cooper and $81.3 million for retained environmental liabilities related to sites previously owned by Cooper and third-party sites where Cooper was a contributor. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties. Environmental liabilities are not generally subject to insurance recovery.

     It has been Cooper's consistent practice to include the entire product liability accrual and a significant portion of the environmental liability accrual as current liabilities, although only approximately 10-20% of the balance classified as current will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of Cooper's environmental liability has been recorded in connection with acquired companies. The change in the accrual balances from year to year reflects the effect of acquisitions and divestitures as well as normal expensing and funding.

     Cooper has not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process subject Cooper to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

                            COOPER INDUSTRIES, INC.

     In connection with acquisitions accounted for using the purchase method of accounting, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Significant accruals include systems integration costs, plant shut-down and realignment costs, and facility relocations. The following table summarizes the accrual balances and activity during each of the last three years:

                                            1996      1995      1994
                                           ------    ------    ------
                                                 (IN MILLIONS)
Activity during each year:
Balance, beginning of year..............   $ 65.6    $122.3    $169.7
Spending................................    (24.3)    (47.0)    (61.3)
Reclassifications.......................     (2.2)    (27.8)     (4.4)
Acquisitions -- initial allocation......      4.1        .1      11.8
Acquisitions -- final allocation
  adjustment............................      4.9      13.8        --
Translation.............................     (0.1)      4.2       6.5
                                           ------    ------    ------
Balance, end of year....................   $ 48.0    $ 65.6    $122.3
                                           ======    ======    ======
Balances by category of accrual:
Systems integration.....................   $  1.5    $ 11.5    $ 16.8
Plant shut-down and realignment.........     37.7      43.2      94.6
Other facility relocations and
  severance.............................      6.8       8.5       6.9
Other realignment and integration.......      2.0       2.4       4.0
                                           ------    ------    ------
                                           $ 48.0    $ 65.6    $122.3
                                           ======    ======    ======
Balances by acquisition:
Champion................................   $ 10.4    $ 21.4    $ 79.4
Moog Automotive.........................      2.5      13.3      18.3
Abex Friction Products..................     12.4      13.3       1.9
Other...................................     22.7      17.6      22.7
                                           ------    ------    ------
                                           $ 48.0    $ 65.6    $122.3
                                           ======    ======    ======

     Systems integration accruals represent the costs to terminate existing contracts and integrate manufacturing, sales and marketing, financial and payroll systems into existing Cooper systems. Integration costs include software documentation, contract programming, consulting and training costs. Hardware and new system development costs are capitalized. Plant shut-down and realignment includes the costs to terminate personnel, shut down the facilities, terminate leases and similar costs. The shutdown of the Champion Toledo and Detroit manufacturing facilities resulted in spending of $.6 million and $7.1 million in 1995 and 1994, respectively. The remainder of the Champion spending related primarily to downsizing and consolidating international facilities in Mexico, Venezuela, Belgium and the United Kingdom totaling $7.7 million, $26.3 million and $12.7 million in 1996, 1995 and 1994, respectively. The majority of the Moog Automotive spending was related to the shutdown of the St. Louis manufacturing facility, which totaled $.2 million, $.3 million and $9.5 million in 1996, 1995 and 1994, respectively. The shutdown of the Triangle Duluth and Orangeburg manufacturing facilities resulted in spending of $.6 million, $2.0 million and $10.7 million in 1996, 1995 and 1994, respectively. Other facility relocations and severance include costs to consolidate sales and marketing operations of the acquired company into Cooper operations, termination costs of redundant personnel and shut-down costs of redundant warehouses and the acquired companies' headquarters. Other realignment and integration costs include costs to liquidate joint ventures, exit product lines and miscellaneous costs.

     During the three years ended December 31, 1996, accruals reversed to income were insignificant. Reclassifications represent revisions to the initial accruals based on updated estimates of the actual costs to be incurred in each project. The 1995 reclassifications were substantially all related to termination and other benefit payments due former employees reclassified to trade accounts payable and other accrued liabilities. Acquisitions -- final allocation adjustment represent adjustments to goodwill for finalization of the purchase price allocations recorded in the previous year. Substantially all spending related to these accruals represented cash outlays by Cooper. The amounts related to the

                            COOPER INDUSTRIES, INC.

acquisitions of CEAG on the last business day of 1995, Abex on the last business day of 1994 and Zanxx in November 1994 were preliminary estimates that were finalized in the year following the acquisition. The CEAG, Abex and Zanxx acquisitions had insignificant accruals for terminations and no significant individual exit plan costs were accrued.

     In 1995, the accounting principles related to purchase business combinations were revised by the accounting profession. For acquisitions occurring after May 1995, accruals are not established for certain systems integration costs and for facility shutdowns and consolidations where plans are not finalized within one year from the acquisition date. Expensing versus accruing systems integration costs at the acquisition date would have an immaterial impact on Cooper's results of operations. The impact of the new rules on accruing for plant shutdowns, facility relocations and other realignments and integration is not quantifiable. The impact from acquisitions consummated during 1994 and early 1995 is probably insignificant as Cooper could have taken the actions necessary to meet the requirements of the new rules. However, it would have been impossible to meet the requirements for accrual of termination and certain other costs related to the Champion acquisition due to the extensive overcapacity and complexity of its operations. The new rules would have had and will have a significant impact on the evaluation of the dilutive impact of complex target acquisitions that require an extended period of time to implement the consolidation and integration plans.

NOTE 8: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                               DECEMBER 31,
                                           --------------------
                                             1996        1995
                                           --------    --------
                                              (IN MILLIONS)
3.35%* commercial paper and bank loans
  maturing at various dates through
  January 9, 1997.......................   $  151.3    $  355.5
6.42% Pound Sterling bank loans maturing
  at various dates through June 30,
  1999..................................       94.2        76.1
7.05% convertible subordinated
  debentures, due 2015..................      690.4       690.0
6.41%-7.99% second series medium-term
  notes, due through 2010...............      429.6       500.0
5.74% third series medium-term notes,
  due 2001..............................       50.0          --
6.0% exchangeable notes, due 1999.......      316.5       222.8
5.95% floating-rate loan, due 1996......         --        50.0
5.12%* floating-rate ESOP notes, due
  through 1999..........................       40.5        69.0
Other...................................       43.0        59.1
                                           --------    --------
                                            1,815.5     2,022.5
Current maturities......................      (77.8)     (157.2)
                                           --------    --------
Long-term portion.......................   $1,737.7    $1,865.3
                                           ========    ========

---------------

* Weighted average interest rates at December 31, 1996. The commercial paper and bank loans weighted average interest rate was 6.18% and the ESOP notes interest rate was 5.46% at December 31, 1995.

     Cooper has U.S. committed credit facilities of $880 million that expire in 2000, $340 million that expire in 1997 and 30 million Pound Sterling credit facilities that expire in 1997. At December 31, 1996, Cooper had an effective "shelf" registration statement, which may be used to issue an additional $250 million of indebtedness from time to time.

     At December 31, 1996, Cooper had $1.02 billion of its $1.22 billion U.S. committed credit facilities available, after considering commercial paper backup, and none of its 30 million Pound Sterling credit facilities available. At December 31, 1995, $943.5 million of its total $1.32 billion U.S. committed credit facilities was available after considering commercial paper backup, and 6 million of its 30 million Pound Sterling credit facilities was available. The agreements for the credit facilities require that Cooper maintain certain financial ratios, including a prescribed limit on debt as a percentage of total capitalization. Retained earnings are unrestricted as to the payment of dividends, except to the extent that payment would cause a violation of the prescribed limit on the debt to total capitalization ratio.

                            COOPER INDUSTRIES, INC.

     Interest rates on Cooper's commercial paper and U.S. bank loans were generally 2.8% and 2.7% below the U.S. prime rate during 1996 and 1995. Total interest paid during 1996, 1995 and 1994 was $141 million, $134 million and $85 million, respectively.

     Bank loans of $202.7 million were reclassified to long-term debt at December 31, 1996. Commercial paper and bank loans of $431.6 million were reclassified to long-term debt at December 31, 1995, reflecting Cooper's intention to refinance these amounts during the 12 month period following the balance sheet date through either continued short-term borrowing or utilization of available credit facilities.

     Effective January 1, 1995, Cooper exchanged all of the outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. Each $1,000 of debentures is convertible into 24.23 shares of Common stock and, if called before maturity at Cooper's option, is redeemable for cash at prices (expressed as percentages of the principal amount) declining from 102.115% in 1997 to 100.00% in 2000. The debentures require sinking fund payments of 5% of the aggregate principal amount commencing in the year 2000. On January 22, 1997, Cooper called for redemption $190 million of the 7.05% Convertible Subordinated Debentures. Holders converted $165.4 million of the debentures to approximately 4 million shares of Cooper Common Stock and $24.6 million was redeemed for cash.

     In December 1995, Cooper issued $222.75 million in 6% Exchangeable Notes (DECS(SM)) due January 1, 1999. At maturity, the notes are mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares. At December 31, 1996, the Company's long-term debt includes $93.7 million which represents the increase in the market value of the Wyman-Gordon common stock exchangeable into the DECS(SM). The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities, both of which are included in shareholders' equity (See Note 6).

     The floating-rate ESOP notes are indebtedness of Cooper's ESOP. Cooper has guaranteed the payment of the ESOP notes; accordingly, the notes are reported as Cooper's debt (See Note 14).

     Maturities of long-term debt for the five years subsequent to December 31, 1996 are $77.8 million, $70.1 million, $362.0 million, $35.6 million and $85.6 million, respectively. Cooper anticipates delivering Wyman-Gordon common stock in settlement of the DECS in 1999, which is valued at $316.5 million at December 31, 1996. The future net minimum lease payments under capital leases and obligations under operating leases are not significant.

NOTE 9: COMMON AND PREFERRED STOCK

COMMON STOCK

     At December 31, 1996 and 1995, 250,000,000 shares of Common stock were authorized of which 108,038,851 and 107,876,821 shares were issued and outstanding at December 31, 1996 and 1995, respectively. At December 31, 1994, 116,923,095 shares were issued and outstanding. During 1995, 9,500,000 shares of Cooper Common stock were exchanged for Cooper Cameron common stock (See Note
19). During the year ended December 31, 1994, 539,000 shares were purchased as treasury stock at an average price of $36.92 per share. In addition, 34,459,206 and 32,216,423 shares were reserved at December 31, 1996 and 1995, respectively, for the Dividend Reinvestment Plan, conversions of 7.05% Convertible Subordinated Debentures, grants and exercises of stock options, performance-based stock awards and subscriptions under the Employee Stock Purchase Plan and other plans.

     Under the terms of the Dividend Reinvestment Plan, any holder of Common stock may elect to have cash dividends and up to $24,000 per year in cash payments invested in Common stock without incurring any brokerage commissions or service charges.

     Under a Shareholder Rights Plan adopted by the Board of Directors in 1987, share purchase Rights were declared as a dividend at the rate of one Right for each share of Common stock. Each Right has an exercise price of $87.50, entitles the holder to buy securities, including in certain circumstances Common stock, having a value of twice the exercise price, and becomes exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. The Rights expire February 27, 1997 and, at Cooper's option, may be redeemed prior to expiration for $.005 per Right.

                            COOPER INDUSTRIES, INC.

PREFERRED STOCK

     At December 31, 1996 and 1995, Cooper is authorized to issue 1,340,750 shares of Preferred stock with no par value (No Par Preferred), 10,000,000 shares of $2.00 par value Preferred stock and 2,821,079 shares of $1.00 par value Preferred stock. At December 31, 1996 and 1995, no Preferred shares were issued or outstanding.

     At December 31, 1994, 33,376,420 shares of $1.00 par value Preferred stock were designated as Convertible Exchangeable Preferred having a $1.60 dividend rate ("$1.60 Preferred Stock") and 30,629,808 of such shares were outstanding. Effective January 1, 1995, the $1.60 Preferred Stock was exchanged for Cooper's 7.05% Convertible Subordinated Debentures due 2015 ("Debentures") at the rate of $22.70 principal amount of debentures for each share of $1.60 Preferred Stock (See Note 8).

NOTE 10: STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

     Under Cooper stock option plans, officers, directors and key employees may be granted options to purchase the Company's Common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable ratably over a three-year period commencing one year from the date of grant and have a maximum term of ten years. The plans also provide for the granting of performance-based stock awards to certain key executives.

     The Company used the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recognized under the Company's fixed stock option plans or Employee Stock Purchase Plan. Compensation expense of $7.1 million, $3.8 million and $1.0 million was recognized in the consolidated statements of operations during 1996, 1995 and 1994, respectively for the performance-based stock awards. If compensation expense for stock options and performance-based stock awards granted under the Company's stock based compensation plans during 1996 and 1995 was recognized using the alternative fair value method of accounting under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the effect on 1996 and 1995 net income and earnings per share would have been immaterial.

                            COOPER INDUSTRIES, INC.

     A summary of the status of the Company's fixed stock option plans for officers and employees as of December 31, 1996 and activity during the three years ended December 31, 1996 is presented below:

                                                   1996                   1995                   1994
                                           --------------------   --------------------   --------------------
                                                       WEIGHTED               WEIGHTED               WEIGHTED
                                                       AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE               EXERCISE               EXERCISE
                                            SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                           ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year........   2,748,219    $46.48    2,951,660    $49.19    3,131,234    $49.57
Granted.................................   1,044,000    $39.06      903,700    $39.06      250,000    $39.06
Exercised...............................     (12,679)   $39.06     (125,500)   $37.75     (106,348)   $32.89
Canceled................................    (590,457)   $46.68     (981,641)   $48.91     (323,226)   $50.41
                                           ---------              ---------              ---------
Outstanding at end of year..............   3,189,083    $44.05    2,748,219    $46.48    2,951,660    $49.19
                                           =========              =========              =========
Options exercisable at end of year......   1,571,842              1,416,896              1,621,075
Options available for grant at end of
  year..................................   5,760,467              1,676,054              1,623,224

                 OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
-----------------------------------------------------   ----------------------
                                WEIGHTED
                   SHARES        AVERAGE     WEIGHTED     SHARES      WEIGHTED
                 OUTSTANDING    REMAINING    AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF          AT        CONTRACTUAL   EXERCISE       AT        EXERCISE
EXERCISE PRICES   12/31/96        LIFE        PRICE      12/31/96      PRICE
---------------  -----------   -----------   --------   -----------   --------
    $39.06        2,035,217        5.9        $39.06       417,976     $39.06
$50.13 - $52.81     851,966        1.5        $51.54       851,966     $51.54
    $56.50          301,900        0.1        $56.50       301,900     $56.50
                  ---------                              ---------
                  3,189,083        4.2        $44.05     1,571,842     $49.17
                  =========                              =========

     During 1996, options to purchase 9,000 shares of Common stock were granted to nonemployee directors at an exercise price of $42.125 and options for 8,000 shares were exercised at $27.00 per share. During 1995, options for 4,000 shares were granted, net of the annual retainer fee, at $17.31 per share and options for 6,000 shares were exercised at $25.438 per share. During 1994, options for 4,000 shares were granted, net of the annual retainer fee, at $14.69 per share and options for 8,000 shares were exercised at $13.625 to $25.438 per share. At December 31, 1996, options under the director plans for 18,000 Common shares were exercisable at $14.69 to $27.125 per share, and 187,400 shares were reserved for future grants.

EMPLOYEE STOCK PURCHASE PLAN

     Participants in the Employee Stock Purchase Plan receive an option to purchase Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 9, 1995, 253,931 shares were sold to 4,012 employees at $37.94 per share. At December 31, 1996, subscriptions for 677,959 shares of Common stock were outstanding at $35.33 per share or, if lower, the average market price on September 8, 1997, which is the purchase date. At December 31, 1996, an aggregate of 2,940,149 shares of Common stock were reserved for future offerings.

                            COOPER INDUSTRIES, INC.

NOTE 11: INCOME TAXES

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------   ------   ------
                                                              (IN MILLIONS, EXCEPT FOR
                                                                    PERCENTAGES)
Components of income before income taxes:
  U.S. operations...........................................  $434.7   $384.9   $405.7
  Foreign operations........................................   123.3     93.1     99.0
                                                              ------   ------   ------
          Income from continuing operations before income
           taxes............................................  $558.0   $478.0   $504.7
                                                              ======   ======   ======
Components of income tax expense:
  Current:
     U.S. Federal...........................................  $156.9   $ 82.1   $ 85.3
     U.S. state and local...................................    20.9     23.3     18.9
     Foreign................................................    51.5     26.6     26.3
                                                              ------   ------   ------
                                                               229.3    132.0    130.5
                                                              ------   ------   ------
  Deferred:
     U.S. Federal...........................................     2.2     51.0     58.0
     U.S. state and local...................................    10.2      5.8     12.6
     Foreign................................................      .9      8.6     10.8
                                                              ------   ------   ------
                                                                13.3     65.4     81.4
                                                              ------   ------   ------
          Income tax expense................................  $242.6   $197.4   $211.9
                                                              ======   ======   ======
Total income taxes paid.....................................  $208.4   $158.2   $252.7
                                                              ======   ======   ======
Effective tax rate reconciliation:
  U.S. Federal statutory rate...............................    35.0%    35.0%    35.0%
  State and local income taxes..............................     2.8      3.4      3.6
  Foreign statutory rate differential.......................     (.4)     (.5)     (.6)
  Nondeductible goodwill....................................     4.0      4.7      4.4
  Automotive asset goodwill write-down......................     2.3       --       --
  Other.....................................................     (.2)    (1.3)     (.4)
                                                              ------   ------   ------
          Effective tax rate attributable to continuing
           operations.......................................    43.5%    41.3%    42.0%
                                                              ======   ======   ======

                            COOPER INDUSTRIES, INC.

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
                                                                (IN MILLIONS)
Components of deferred tax liabilities and assets:
  Deferred tax liabilities:
     Property, plant and equipment and intangibles..........  $(143.6)   $(175.0)
     Unrealized net gain on investments in marketable equity
      securities and DECS...................................    (72.5)     (90.2)
     Inventories............................................    (63.8)     (63.2)
     Employee medical program funding.......................    (11.5)     (14.1)
     Employee stock ownership plan..........................    (19.7)     (16.6)
     Pension plans..........................................    (24.8)     (21.7)
     Other..................................................    (65.1)     (64.0)
                                                              -------    -------
          Total deferred tax liabilities....................   (401.0)    (444.8)
                                                              -------    -------
  Deferred tax assets:
     Postretirement benefits other than pensions............    242.6      248.0
     Accrued liabilities....................................    193.1      206.4
     Minimum pension liability..............................     31.9       30.9
     Net operating loss carryforwards.......................     15.2       12.8
     Other..................................................     29.7       29.7
                                                              -------    -------
          Total deferred tax assets.........................    512.5      527.8
                                                              -------    -------
Valuation allowances........................................    (16.3)     (16.3)
                                                              -------    -------
          Net deferred tax assets...........................  $  95.2    $  66.7
                                                              =======    =======

     The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cooper's income before income taxes when such earnings are remitted. Cooper's liabilities for continuing operations at December 31, 1996 and 1995 include the additional U.S. tax estimated to be payable on substantially all unremitted earnings of foreign subsidiaries.

NOTE 12: PENSION PLANS

     Cooper and its subsidiaries have numerous pension plans covering substantially all domestic employees and pension and similar arrangements in accordance with local customs covering employees at foreign locations. The assets of the various domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed-income securities. Funding policies range from five to thirty years. Pension benefits for salaried employees are generally based upon career earnings. Benefits for hourly employees are generally based on a dollar unit, multiplied by years of service. Aggregate pension expense for continuing operations amounted to $41.5 million, $40.7 million and $46.1 million during 1996, 1995 and 1994, respectively. The amount of expense with respect to Cooper's various defined benefit pension plans is set forth in the table below. During 1996, 1995 and 1994, expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) amounted to $18.9 million, $16.2 million and $22.8 million, respectively. Also included in pension expense are gains and losses on curtailments and settlements and other matters. Cooper partially or completely settled or curtailed four defined benefit plans for hourly

                            COOPER INDUSTRIES, INC.

employees during 1995 and six during 1994. The settlements and curtailments resulted in a reversion to Cooper of surplus assets totaling $1.0 million during 1995.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Components of defined benefit plan net pension expense:
Service cost -- benefits earned during the year.............   $23.7    $21.6    $26.4
Interest cost on projected benefit obligation...............    69.1     67.6     63.0
Actual return on assets.....................................   (79.2)   (65.9)   (14.3)
Net amortization and deferral...............................     9.0      1.2    (51.8)
                                                               -----    -----    -----
Net pension expense.........................................   $22.6    $24.5    $23.3
                                                               =====    =====    =====

The funded status of the plans at December 31 was as follows:

                                                             ASSETS EXCEED       ACCUMULATED BENEFITS
                                                         ACCUMULATED BENEFITS        EXCEED ASSETS
                                                         ---------------------   ---------------------
                                                           1996        1995        1996        1995
                                                         ---------   ---------   ---------   ---------
                                                                         (IN MILLIONS)
Actuarial present value of:
  Vested benefit obligation............................    $(476.3)    $(484.8)    $(419.9)    $(366.7)
                                                           =======     =======     =======     =======
  Accumulated benefit obligation.......................    $(509.2)    $(517.9)    $(446.1)    $(390.9)
                                                           =======     =======     =======     =======
  Projected benefit obligation.........................    $(529.0)    $(537.6)    $(453.0)    $(395.6)
Plan assets at fair value..............................      624.3       588.1       319.0       274.3
                                                           -------     -------     -------     -------
Projected benefit obligation less than (in excess of)
  plan asset...........................................       95.3        50.5      (134.0)     (121.3)
Unrecognized net (gain) loss...........................      (46.1)       (7.3)       75.2        72.2
Unrecognized net (asset) obligation from adoption
  date.................................................       (7.7)      (10.3)        4.5         5.6
Unrecognized prior service cost........................       (4.4)       (4.8)        5.1         2.8
Adjustment required to recognize minimum liability.....         --          --       (86.8)      (82.8)
                                                           -------     -------     -------     -------
Pension asset (liability) at end of year...............    $  37.1     $  28.1     $(136.0)    $(123.5)
                                                           =======     =======     =======     =======

                                                              1996                       1995
                                                    ------------------------   ------------------------
                                                    DOMESTIC   INTERNATIONAL   DOMESTIC   INTERNATIONAL
                                                    --------   -------------   --------   -------------
Actuarial assumptions used:
  Discount rate...................................  7 1/2%     6 1/2-8 1/4%    7 1/2%     6 1/2-8 1/4%
  Rate of compensation increase...................  4 3/4%           4-6%         5%            4-6%
  Expected long-term rate of return on assets.....  8 1/2%      7 1/2-10%      8 1/2%      7 1/2-10%

NOTE 13: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The benefits provided under Cooper's various postretirement plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for over 90% of the total. While Cooper has numerous plans, primarily resulting from Cooper's extensive acquisition activity, the vast majority of the annual expense is related to employees who are already retired. In fact, as a result of actions taken by Cooper starting in 1989, virtually no active salaried employees continue to earn retiree medical benefits, and the number of active hourly employees earning such benefits has been greatly diminished. Additionally, Cooper continues to amend its various plans to provide for appropriate levels of cost sharing and other cost-control measures.

                            COOPER INDUSTRIES, INC.

Postretirement benefit cost includes the following components:

                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
                                                                1996     1995    1994
                                                               ------   ------   -----
                                                                    (IN MILLIONS)
Service cost -- benefits earned during the year.............   $   .6   $   .6   $  .8
Interest cost on accumulated postretirement benefit
  obligation................................................     30.5     36.5    35.4
Net amortization and deferral...............................    (10.5)   (19.0)   (2.6)
                                                               ------   ------   -----
Postretirement benefit cost.................................   $ 20.6   $ 18.1   $33.6
                                                               ======   ======   =====

Amounts recognized in the consolidated balance sheets were as follows:

                                                                DECEMBER 31,
                                                               ---------------
                                                                1995     1996
                                                               ------   ------
                                                                (IN MILLIONS)
Accumulated postretirement benefit obligation (APBO):
  Retirees..................................................   $452.9   $482.5
  Employees eligible to retire..............................      7.5      7.1
  Other employees...........................................     12.6     12.0
                                                               ------   ------
                                                                473.0    501.6
Unrecognized prior service costs............................     22.0     26.5
Unrecognized net gain.......................................    111.4     91.9
                                                               ------   ------
Accrued postretirement benefit cost.........................   $606.4   $620.0
                                                               ======   ======

                                                                        DECEMBER 31,
                                                         ------------------------------------------
                                                                1996                   1995
                                                         -------------------    -------------------
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)
Actuarial assumptions:
  Discount rate.......................................                 7.23%                  6.65%
  Ensuing year to 2002 health care cost trend rate....   11% ratable to 5.5%    12% ratable to 5.5%
Effect of 1% change in health care cost trend rate:
  Increase in APBO....................................                 $40.9                  $43.4
  Increase in expense.................................                 $ 2.7                  $ 2.9

NOTE 14: COOPER SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

     All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Savings Plan ("CO-SAV"). Under the terms of the Plan, employee savings deferrals are partially matched with contributions by Cooper of Common stock consisting of either an allocation of shares in Cooper's Employee Stock Ownership Plan ("ESOP") or new shares issued to the ESOP.

     Cooper makes annual contributions to the ESOP to fund the payment of principal and interest on ESOP debt (See Note 8). All dividends received by the ESOP are used to pay debt service. As the debt is repaid, unallocated shares are allocated to participants to satisfy Cooper's matching obligation or to replace dividends on allocated shares with Cooper Common shares.

     For shares purchased by the ESOP prior to 1994, compensation expense is equal to Cooper's matching obligation, adjusted for the difference between the fair market value and cost of the shares released. Compensation expense is reduced by the amount of dividends paid on unallocated ESOP shares available for future matching. In addition, all shares issued to the ESOP are considered outstanding for the purposes of computing earnings per share. For shares purchased by the ESOP in 1994, compensation expense is recorded equal to the amount of Cooper's CO-SAV matching obligation, with the difference between the fair market value and cost of shares released recorded as an adjustment to capital in excess of par value. Dividends paid on unallocated shares are recorded as a reduction of ESOP

                            COOPER INDUSTRIES, INC.

debt and accrued interest. Unallocated shares are not treated as outstanding for the purpose of computing earnings per share.

     Dividends paid on unallocated shares purchased prior to 1994 of $2.3 million and $3.1 million during 1996 and 1995, respectively, were used to reduce the amount of cash required to fund principal and interest payments on ESOP debt. Dividends paid on allocated ESOP shares purchased prior to 1994 of $4.3 million and $4.4 million during 1996 and 1995, respectively, were used to pay additional principal and interest payments in order to release shares equivalent to the dividend amount to participants in the savings plan. Cooper contributed an additional $26.6 million and $10.1 million in cash to the ESOP during 1996 and 1995, respectively, to fund principal and interest payments on debt associated with shares purchased prior to 1994.

     During 1994, Cooper sold 1.6 million shares to the ESOP for $82.3 million in cash. The 1994 sales were funded by loans between the ESOP and Cooper, which for financial statement purposes are treated as eliminated intercompany loans. The fair value of the remaining unallocated ESOP shares purchased during 1994 was $31.2 million at December 31, 1996. The number of allocated, committed to be released, and unallocated ESOP shares held at December 31, 1996 and 1995 is summarized below.

                                                     SHARES PURCHASED      SHARES PURCHASED
                                                          IN 1994            PRIOR TO 1994
                                                     -----------------   ---------------------
                                                      1996      1995       1996        1995
                                                     -------   -------   ---------   ---------
Allocated..........................................  668,146   670,673   3,532,167   3,111,732
Committed to be released...........................   11,271    14,961     130,275     131,245
Unallocated........................................  740,880   733,946   1,327,446   1,882,940

     Compensation expense with respect to the CO-SAV plan and the ESOP was $23.5 million, $21.7 million and $22.6 million and interest expense on ESOP debt was $2.7 million, $4.2 million and $3.4 million in 1996, 1995 and 1994, respectively.

NOTE 15: INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS

INDUSTRY SEGMENTS

     Cooper's operations consist of three segments: Electrical Products, Tools & Hardware and Automotive Products. Markets for Cooper's products and services are worldwide, with the United States being the largest market. The Electrical Products segment manufactures and markets electrical and electronic distribution and circuit protection products and lighting fixtures for use in residential, commercial and industrial construction, maintenance and repair and products for use by utilities and industries for primary power distribution and control.

     The Tools & Hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair and for general industrial and consumer use.

     The Automotive Products segment primarily manufactures and distributes spark plugs, wiper blades, lamps, brake friction materials and other products for use by the automotive aftermarket and in automobile assemblies. In addition, this segment manufactures and distributes suspension, steering, temperature control, driveline and brake system components and material for the automotive aftermarket.

     Intersegment sales and related receivables for each of the years presented were immaterial.

                            COOPER INDUSTRIES, INC.

     Financial information by industry segment was as follows:

                                               REVENUES                  OPERATING EARNINGS             IDENTIFIABLE ASSETS
                                    ------------------------------   ---------------------------   ------------------------------
                                       YEAR ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,              DECEMBER 31,
                                    ------------------------------   ---------------------------   ------------------------------
                                      1996       1995       1994      1996      1995      1994       1996       1995       1994
                                    --------   --------   --------   -------   -------   -------   --------   --------   --------
                                                                            (IN MILLIONS)
Electrical Products(1)............  $2,407.5   $2,089.7   $2,034.8   $ 405.3   $ 355.5   $ 326.3   $1,985.0   $2,000.4   $1,788.6
Tools & Hardware(1)...............     973.0      962.4      897.9     111.4     111.2     102.4      773.2      759.7      797.4
Automotive Products(1)............   1,903.2    1,758.8    1,579.8      87.3     180.7     190.1    2,594.0    2,635.3    2,654.2
                                    --------   --------   --------   -------   -------   -------   --------   --------   --------
                                    $5,283.7   $4,810.9   $4,512.5     604.0     647.4     618.8    5,352.2    5,395.4    5,240.2
                                    ========   ========   ========
Other income(2)...................                                     173.4      37.2      33.2
General corporate(1)..............                                     (77.3)    (55.6)    (74.0)     575.3      646.0      472.8
Interest expense..................                                    (142.1)   (151.0)    (73.3)
                                                                     -------   -------   -------
Consolidated income from
 continuing operations before
 income taxes.....................                                   $ 558.0   $ 478.0   $ 504.7
                                                                     =======   =======   =======
Business held for divestiture.....                                                                       --         --       19.5
Discontinued operations...........                                                                       --         --      646.4
Investments in unconsolidated
 affiliates.......................                                                                     22.9       22.5       21.8
                                                                                                   --------   --------   --------
Consolidated assets...............                                                                 $5,950.4   $6,063.9   $6,400.7
                                                                                                   ========   ========   ========

---------------

(1) The 1996 operating earnings amount includes nonrecurring expenses of $3 million for Electrical Products, $2 million for Tools & Hardware and $102 million (including an $85.3 million asset write-down) for Automotive Products and $10.9 million for General Corporate expense (See Note 2).

(2) Includes gains on the sale of investments in marketable equity securities of $150.4 million and $11.7 million in 1996 and 1995, respectively (See
      Note 6).

---------------

                                                 DEPRECIATION           GOODWILL AMORTIZATION       CAPITAL EXPENDITURES
                                           ------------------------   -------------------------   ------------------------
                                           YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,
                                           ------------------------   -------------------------   ------------------------
                                            1996     1995     1994    1996      1995      1994     1996     1995     1994
                                           ------   ------   ------   -----     -----     -----   ------   ------   ------
                                                                            (IN MILLIONS)
Electrical Products.....................   $ 63.4   $ 52.6   $ 49.4   $26.9     $23.1     $23.0   $ 79.1   $ 62.4   $ 74.6
Tools & Hardware........................     35.2     36.1     34.2     4.6       4.8       4.0     32.7     31.6     38.5
Automotive Products.....................     67.4     66.2     55.2    33.7      32.9      28.2     87.1     85.7     94.4
Corporate...............................      2.6      3.1      5.0      --        --        --      3.0      8.7      1.2
                                           ------   ------   ------   -----     -----     -----   ------   ------   ------
                                           $168.6   $158.0   $143.8   $65.2     $60.8     $55.2   $201.9   $188.4   $208.7
                                           ======   ======   ======   =====     =====     =====   ======   ======   ======

                            COOPER INDUSTRIES, INC.

DOMESTIC AND INTERNATIONAL OPERATIONS

     Transfers between domestic and international operations, principally inventory transfers, are designed to charge the receiving organization at third-party arms-length prices that are generally sufficient to recover manufacturing costs and provide a reasonable return. Export sales to unaffiliated customers included in domestic sales were $302.5 million, $268.5 million and $267.2 million in 1996, 1995 and 1994, respectively. Of total export sales of continuing operations, approximately 41% in 1996, 39% in 1995 and 36% in 1994 were to Asia, Africa, Australia and the Middle East; 25% in 1996, 27% in 1995 and 26% in 1994 were to Canada and Europe; 34% in 1996 and 1995, and 38% in 1994 were to Latin America. Domestic and international financial information was as follows:

                                                REVENUES                  OPERATING EARNINGS            IDENTIFIABLE ASSETS
                                     ------------------------------   --------------------------   ------------------------------
                                        YEAR ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,              DECEMBER 31,
                                     ------------------------------   --------------------------   ------------------------------
                                       1996       1995       1994      1996      1995      1994      1996       1995       1994
                                     --------   --------   --------   -------   -------   ------   --------   --------   --------
                                                                            (IN MILLIONS)
Domestic(1).......................   $4,294.2   $4,030.2   $3,758.4   $ 459.9   $ 540.8   $511.0   $4,132.8   $4,171.2   $4,232.9
                                     --------   --------   --------   -------   -------   ------   --------   --------   --------
International:
  Europe..........................      737.9      537.5      495.4      88.2      56.1     62.8      987.9      959.2      676.6
  Canada..........................      256.7      250.8      212.4       6.3      10.7      3.2      146.6      131.9      139.5
  Other...........................      257.2      225.7      219.6      50.4      39.9     45.1      311.9      280.5      295.6
                                     --------   --------   --------   -------   -------   ------   --------   --------   --------
        Sub-total International...    1,251.8    1,014.0      927.4     144.9     106.7    111.1    1,446.4    1,371.6    1,111.7
Eliminations:
  Transfers to International......     (178.2)    (165.4)    (138.6)       --        --       --      (57.1)     (62.1)     (45.1)
  Transfers to Domestic...........      (84.1)     (67.9)     (34.7)       --        --       --     (158.3)     (75.4)     (49.2)
  Other...........................         --         --         --       (.8)      (.1)    (3.3)     (11.6)      (9.9)     (10.1)
                                     --------   --------   --------   -------   -------   ------   --------   --------   --------
                                     $5,283.7   $4,810.9   $4,512.5     604.0     647.4    618.8    5,352.2    5,395.4    5,240.2
                                     ========   ========   ========
Other income(2)...................                                      173.4      37.2     33.2
General corporate(1)..............                                      (77.3)    (55.6)   (74.0)     575.3      646.0      472.8
Interest expense..................                                     (142.1)   (151.0)   (73.3)
                                                                      -------   -------   ------
Consolidated income from
  continuing operations before
  income taxes....................                                    $ 558.0   $ 478.0   $504.7
                                                                      =======   =======   ======
Business held for divestiture.....                                                                       --         --       19.5
Discontinued operations...........                                                                       --         --      646.4
Investments in unconsolidated
  affiliates......................                                                                     22.9       22.5       21.8
                                                                                                   --------   --------   --------
Consolidated assets...............                                                                 $5,950.4   $6,063.9   $6,400.7
                                                                                                   ========   ========   ========

---------------

(1) The 1996 operating earnings amount includes nonrecurring expenses of $3 million for Electrical Products, $2 million for Tools & Hardware and $102 million (including an $85.3 million asset write-down) for Automotive Products and $10.9 million for General Corporate expense (See Note 2).

(2) Includes gains on the sale of investments in marketable equity securities of $150.4 million and $11.7 million in 1996 and 1995, respectively (See
      Note 6).
---------------

     Revenues by destination represent revenues by the location products were delivered by Cooper. International revenues by destination by segment were as follows:

                                               1996             1995             1994
                                           -------------    -------------    -------------
                                           INTERNATIONAL    INTERNATIONAL    INTERNATIONAL
                                             REVENUES         REVENUES         REVENUES
                                           -------------    -------------    -------------
                                                            (IN MILLIONS)
Electrical Products.....................     $  578.6         $  355.2         $  319.2
Tools & Hardware........................        357.2            354.8            288.9
Automotive Products.....................        537.5            506.6            454.2
                                             --------         --------         --------
                                             $1,473.3         $1,216.6         $1,062.3
                                             ========         ========         ========

                            COOPER INDUSTRIES, INC.

NOTE 16: OTHER (INCOME) EXPENSE, NET

     In 1993, Cooper completed an initial public offering of the common stock of Belden formerly Cooper's Belden Division. Depending upon the future profitability of Belden and other factors, Cooper receives benefits over a 15-year period under a tax sharing agreement between Cooper and Belden. The proceeds from the tax sharing agreement are recorded in other income when earned.

     Other (income) expense, net, primarily consists of gains on the sale of marketable equity securities (See Note 6), income earned under the Belden tax sharing agreement, gains and costs related to disposal of businesses and other costs.

NOTE 17: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

     As a result of having sales and purchases denominated in currencies other than the functional currencies used by Cooper's divisions and foreign subsidiaries, Cooper is exposed to the effect of foreign exchange rate fluctuations on the U.S. dollar value of its cash flows. To the extent possible, Cooper utilizes natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is Cooper's policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. Cooper does not engage in speculative transactions. While forward contracts affect Cooper's results of operations, they do so only in connection with the underlying transactions. As a result, they do not subject Cooper to uncertainty from exchange rate movements, because gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by Cooper from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have maturities that do not exceed one year. The table below summarizes, by currency, the contractual amounts of Cooper's forward exchange contracts at December 31, 1996 and 1995.

                                                               DECEMBER 31,
                                                              --------------
                                                               1996    1995
                                                              ------   -----
                                                              (IN MILLIONS)
Canadian Dollar.............................................  $ 58.2   $19.4
German Deutschemark.........................................    27.8     1.8
Italian Lira................................................    16.9      --
Spanish Peseta..............................................    10.6     4.5
British Pound Sterling......................................     7.7     6.6
Australian Dollar...........................................     6.9     2.5
Japanese Yen................................................     4.6      --
Dutch Guilder...............................................     1.8     4.7
Belgian Franc...............................................      --     5.1
Other.......................................................    12.8     5.0
                                                              ------   -----
                                                              $147.3   $49.6
                                                              ======   =====

     In an effort to reduce interest expense on Cooper's fixed-rate borrowings, Cooper entered into an interest rate swap in 1991, which matured in February 1996, that converted a $50 million fixed rate borrowing into a floating-rate borrowing resulting in an effective interest rate of 6.2% during 1995.

     In the normal course of business, Cooper has letters of credit, performance bonds and other guarantees which are not reflected in the consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of performance under these instruments is minimal and expects no material losses to occur in connection with these instruments. Cooper's other off-balance-sheet risks are not material.

                            COOPER INDUSTRIES, INC.

CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and no one customer exceeding 3% of accounts receivable. Credit risk is also limited by the world-wide markets into which Cooper's products are sold, as well as their dispersion across many different geographic areas.

Fair Value of Financial Instruments

     Cooper's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. Cooper had approximately $1.9 billion and $2.1 billion of debt instruments at December 31, 1996 and 1995, respectively. The book value of these instruments was approximately equal to fair value at December 31, 1996 and 1995. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, Cooper estimates that the contract value is representative of the fair value of these items at December 31, 1996 and 1995.

NOTE 18: SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

     The following noncash transactions have been excluded from the consolidated statements of cash flows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996       1995       1994
                                                              ------     ------     ------
                                                                     (IN MILLIONS)
Assets acquired and liabilities assumed or incurred from the acquisition of businesses:
  Fair value of assets acquired.............................  $131.6     $249.9     $325.7
  Cash used to acquire businesses...........................   (93.2)    (175.9)(1) (280.6)
                                                              ------     ------     ------
Liabilities.................................................  $ 38.4     $ 74.0     $ 45.1
                                                              ======     ======     ======
Noncash increase (decrease) in net assets from:
  Retirement of Cooper Common shares exchanged for Cooper
     Cameron Common shares..................................  $   --     $427.5     $   --
  Exchange of $1.60 Convertible Exchangeable Preferred Stock
     into 7.05% convertible subordinated debentures.........      --      691.2         --
  Unrealized gain on investments, net of tax:
     Adoption of SFAS No. 115...............................      --         --       20.5
     Change in unrealized value of investments in marketable
      equity securities.....................................  30.2(2)     119.6       27.3
  Distribution of Gardner Denver Machinery Inc. stock.......      --         --     (152.9)
  Issuance of $1.60 Preferred Stock for conversion of
     debentures.............................................      --         --        3.5

---------------

(1) Includes approximately $164 million at December 31, 1995 for the acquisition of CEAG that was paid on January 5, 1996 (See Note 3).

(2) Net of $93.7 million increase in long-term debt relating to marking the DECS to market value (See Notes 6 and 8).

NOTE 19: DISCONTINUED OPERATIONS

     In September 1994, Cooper announced its decision to establish its Petroleum & Industrial Equipment segment as an independent publicly traded company, Cooper Cameron, through an exchange offer with Cooper's common shareholders. The exchange offer was completed on June 30, 1995, at which time 9.5 million shares of Cooper Common stock were exchanged for 85.5% of Cooper Cameron common stock. The Petroleum & Industrial Equipment segment split-off has been accounted for as a discontinued operation and, accordingly, its operating results are reported as discontinued operations in the consolidated statements of operations.

     Since the transaction was structured as an exchange of shares, Cooper charged its 1994 earnings for the difference between the estimated fair market value of Cooper Cameron's net assets and the historical cost of the net assets of Cooper Cameron as reflected on Cooper's Consolidated Financial Statements. During the third quarter of 1994,

                            COOPER INDUSTRIES, INC.

Cooper recorded a charge of $313 million, net of $7.9 million of taxes ($2.74 per share) for the estimated loss on the split-off of Cooper Cameron. The charge was computed as of the September 30, 1994 "measurement date" and included the estimated loss (including $14.5 million of allocated interest expense) from the operations of the discontinued segment during the period from the measurement date until the anticipated completion date during the middle of the second quarter of 1995, as well as the estimated costs associated with separating Cooper Cameron from Cooper.

     During the second quarter of 1995, Cooper recorded an additional charge of $186.6 million, with no tax benefit, to reflect the actual loss on the split-off of Cooper Cameron. This additional charge was composed of the difference between the historical cost of Cooper's investment in Cooper Cameron remaining after the September 1994 estimated charge and the market value of Cooper Cameron common stock during the first few days the common stock traded on a national exchange ($162.8 million), additional Cooper Cameron operating losses during the period October 1, 1994 through June 30, 1995 ($20.3 million) and additional transaction costs ($3.5 million). The additional operating losses and transaction costs resulted primarily from the delay in completing the exchange transaction and the recording by Cooper Cameron of a $17 million pretax charge in the second quarter of 1995 for the write-down of receivables due from customers in Iran.

     In October 1993, Cooper announced its decision to spin off its Gardner-Denver Industrial Machinery Division to Cooper's Common shareholders. Cooper formed a new corporation called Gardner Denver Machinery Inc. ("GDMI") and then transferred the assets and liabilities of the division into this entity. During the second quarter of 1994, the GDMI stock was distributed on the basis of one share of common stock, par value $.01 per share, for every 25 shares of Cooper Common stock owned as of the determined record date. Pursuant to the income tax and accounting rules pertaining to this transaction, Cooper recognized no gain or loss with respect to the transaction, and the GDMI stock received by Cooper's shareholders is not taxable until sold. The Gardner-Denver Industrial Machinery Division was historically a part of the Petroleum & Industrial Equipment segment. Accordingly, its results for 1994 have been reflected as part of discontinued operations.

     Income from discontinued operations reflects interest expense of $11.9 million on debt of $375 million during the six months ended June 30, 1995 and $20.0 million on debt of $445 million during the year ended December 31, 1994. The interest rates utilized were the actual rates for borrowings specifically identifiable with the respective businesses, with Cooper's average cost of commercial paper borrowing applied to the residual. Debt allocated to discontinued operations ($70 million allocated to GDMI and $375 million allocated to Cooper Cameron) was considered to be fixed and related historically to the discontinued operations. Actual cash provided by or utilized in the discontinued operations, including the payment by Cooper of all U.S. Federal, foreign and state and local income taxes related to the discontinued operations, was provided by or used in Cooper's continuing operations such that the indebtedness of the discontinued operations remains constant from year to year.

     Revenues from discontinued operations were $523.1 million for the six-month period ended on the exchange date of June 30, 1995 and $1.11 billion during the year ended December 31, 1994. Income from discontinued operations was $.3 million, net of $3.0 million of income taxes during 1994.

     Cooper retained a 14.5% interest in Cooper Cameron, which was accounted for as a marketable equity security. Cooper committed to vote the Cooper Cameron common stock retained in proportion to the votes cast by other shareholders and dispose of the shares no later than five years subsequent to June 30, 1995. Cooper sold its entire investment in Cooper Cameron common stock during 1996 (See Note 6).

                            COOPER INDUSTRIES, INC.

NOTE 20: NET INCOME (LOSS) PER COMMON SHARE

                                                   PRIMARY                       FULLY DILUTED
                                        ------------------------------   ------------------------------
                                           YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                        ------------------------------   ------------------------------
                                          1996       1995       1994       1996     1995(1)      1994
                                        --------   --------   --------   --------   --------   --------
                                                           ($ IN MILLIONS, SHARES IN THOUSANDS)
Income from continuing operations.....  $  315.4   $  280.6   $  292.8   $  315.4   $  280.6   $  292.8
Income from discontinued operations...        --         --         .3         --         --         .3
Charge for discontinued operations....        --     (186.6)    (313.0)        --     (186.6)    (313.0)
Dividends applicable to $1.60
  Preferred Stock.....................        --         --      (53.3)        --         --      (53.3)
Interest expense on 7.05% Convertible
  Subordinated Debentures.............        --         --         --       29.2       29.2         --
                                        --------   --------   --------   --------   --------   --------
Net income (loss) applicable to Common
  stock...............................  $  315.4   $   94.0   $  (73.2)  $  344.6   $  123.2   $  (73.2)
                                        ========   ========   ========   ========   ========   ========
Average Common shares and Common share
  equivalents.........................   107,579    111,952    114,218    107,756    111,952    114,218
                                        ========   ========   ========
Additional shares assuming conversion
  of the 7.05% Convertible
  Subordinated Debentures.............                                     16,731     16,731         --
                                                                         --------   --------   --------
Average Common shares and Common share
  equivalents.........................                                    124,487    128,683    114,218
                                                                         ========   ========   ========

---------------

(1) The 1995 fully diluted net income per Common share calculation is antidilutive, therefore primary net income per Common share is reflected as the fully diluted net income per share amount in the consolidated statements of operations.

NOTE 21: UNAUDITED QUARTERLY OPERATING RESULTS

                                                                          1996 (BY QUARTER)
                                                              -----------------------------------------
                                                                 1          2          3          4
                                                              --------   --------   --------   --------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................  $1,291.7   $1,351.4   $1,308.1   $1,332.5
Cost of sales...............................................     897.1      925.4      889.8      902.6
Selling and administrative expenses.........................     244.5      235.0      235.5      253.8
Goodwill amortization.......................................      16.2       16.4       16.4       16.2
Automotive asset write-down.................................        --         --       85.3         --
Other (income) expense, net.................................      (9.4)     (11.8)    (107.7)     (21.7)
Interest expense............................................      37.6       36.8       35.4       32.3
                                                              --------   --------   --------   --------
Income before income taxes(1)...............................     105.7      149.6      153.4      149.3
Income taxes(2).............................................      43.6       61.3       76.1       61.6
                                                              --------   --------   --------   --------
Net income..................................................  $   62.1   $   88.3   $   77.3   $   87.7
                                                              ========   ========   ========   ========
Income per Common share:(3)
  Primary...................................................  $   0.58   $   0.82   $   0.72   $   0.81
                                                              ========   ========   ========   ========
  Fully diluted.............................................  $   0.56   $   0.77   $   0.68   $   0.76
                                                              ========   ========   ========   ========

---------------

(1) Includes $107.2 million of gains from the sale of marketable equity securities and an $85.3 million charge for the Automotive Products segment asset write-down in the third quarter.

(2) Includes approximately $21.9 million related to the nonrecurring gains on the sale of marketable equity securities and the income tax effect of the goodwill write-down included in the Automotive Products segment asset write-down in the third quarter.

(3) Includes gains from the sale of marketable equity securities, net of nonrecurring expenses, of $.01 and $.04 in the second and fourth quarters, respectively.

                            COOPER INDUSTRIES, INC.

                                                       1995 (BY QUARTER)
                                           -----------------------------------------
                                              1          2          3          4
                                           --------   --------   --------   --------
                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues................................   $1,112.2   $1,248.5   $1,180.6   $1,269.6
Cost of sales...........................      764.4      848.9      815.4      868.8
Selling and administrative expenses.....      199.4      207.7      206.1      227.9
Goodwill amortization...................       14.1       15.6       15.1       16.0
Other (income) expense, net.............        1.8       (3.6)     (10.0)      (5.7)
Interest expense........................       38.3       39.5       37.0       36.2
                                           --------   --------   --------   --------
Income from continuing operations before
  income taxes..........................       94.2      140.4      117.0      126.4
Income taxes............................       38.9       57.6       47.7       53.2
                                           --------   --------   --------   --------
Income from continuing operations.......       55.3       82.8       69.3       73.2
Charge for discontinued operations......         --     (186.6)        --         --
                                           --------   --------   --------   --------
Net income (loss).......................   $   55.3   $ (103.8)  $   69.3   $   73.2
                                           ========   ========   ========   ========
Income (loss) per Common share:(1)
  Primary:
     Continuing operations..............   $   0.48   $   0.71   $   0.65   $   0.68
                                           ========   ========   ========   ========
     Net income (loss)..................   $   0.48   $  (0.89)  $   0.65   $   0.68
                                           ========   ========   ========   ========
  Fully diluted:
     Continuing operations..............   $   0.47   $   0.68   $   0.62   $   0.65
                                           ========   ========   ========   ========
     Net income (loss)..................   $   0.47   $  (0.89)  $   0.62   $   0.65
                                           ========   ========   ========   ========

---------------

(1) Includes gains from the sale of marketable equity securities of $.04 and $.01 in the third and fourth quarters, respectively.

[X]  Please mark your
     votes as in this
     example.

The Board of Directors recommends a vote FOR all nominees.

1.  Election of Directors    FOR       WITHHELD
    Nominees:                [ ]         [ ]
    C.J. Grum
    R.H. Robins
    J.R. Wilson

To withhold your vote for any nominee(s), write the name(s) here.



 I plan to attend the meeting. [ ]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------

--------------------------------
SIGNATURE(S)                DATE

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                              FOLD AND DETACH HERE                       (over)

THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT                                               COOPER


                  NEW SERVICES AVAILABLE TO COOPER SHAREHOLDERS

In 1996, Cooper introduced three new Shareholder Services:

  A TOLL-FREE SHAREHOLDER INFORMATION LINE: (800) 371-9242
        - Immediate access to earnings and dividend information and Cooper's recent news releases.
        -  Materials mailed or faxed upon request.
        - Easy phone access to transfer agent regarding stock account information.
        -  Available 24 hours a day, 7 days a week.

  A WORLD WIDE WEB ADDRESS:  WWW.COOPERINDUSTRIES.COM
        -  Cooper's corporate profile and product information.
        -  Access to latest quarterly financial results and news releases.
        -  Direct links to operating units' home pages.

  AN E-MAIL ADDRESS: INFO@COOPERINDUSTRIES.COM
        - Communicate your questions directly with Cooper through our E-mail address.

 COOPER'S CONTINUING SHAREHOLDER SERVICES INCLUDE A DIVIDEND REINVESTMENT PLAN
          AND DIRECT DEPOSIT OF DIVIDENDS (ELECTRONIC FUNDS TRANSFER).

    You may contact Cooper's transfer agent, First Chicago Trust, by calling
     (800)371-9242 or (201)324-1225, or by writing to: First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, NJ 07303-2500.
    For hearing impaired: (201) 222-4955. E-mail address: fctc@em.fcnbd.com.
                  World Wide Web address: http://www.fctc.com

                                     PROXY

COOPER INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 29, 1997
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS                     [LOGO COOPER]

        The undersigned shareholder of Cooper Industries, Inc. ("Cooper") appoints Diane K. Schumacher and Karen E. Herbert, or either of them, proxies, with full power of substitution, to vote all shares of stock which the shareholder would be entitled to vote if present at the Annual Meeting of Shareholders of Cooper on Tuesday, April 29, 1997, at 11:00 a.m. (Central Standard Time) in the Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas, and at any adjournments thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting.

        THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (C.J. GRUM, R.H. ROBINS, J.R. WILSON) AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

        This card also constitutes voting instructions for any shares held for the shareholder in the following: Cooper's Dividend Reinvestment and Stock Purchase Plan; the Cooper Industries, Inc. Stock Ownership Plan and the Cooper Industries, Inc. Savings Plans, as described in the Notice of Meeting and Proxy Statement.
                                     (Please date and sign on the reverse side)

-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*